                                                Filed Pursuant to Rule 424(b)(3)
                                                File No. 333-15575


                              D/W BANKSHARES, INC.
                           401 SOUTH THORNTON AVENUE
                             DALTON, GEORGIA 30720
                                 (706)226-1500
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 18, 1996
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of D/W Bankshares, Inc. ("Bankshares") will be held at the office of Dalton/Whitfield Bank & Trust, located at 401 South Thornton Avenue, Dalton, Georgia, on Wednesday, December 18, 1996, at 4:30 p.m., local time, for the following purposes:

          1. Merger. To consider and vote upon the proposed merger (the "Merger") of Bankshares with and into The Colonial BancGroup, Inc. ("BancGroup"), in accordance with an Agreement and Plan of Merger, dated as of September 12, 1996 between Bankshares and BancGroup (the "Agreement"). BancGroup will be the surviving corporation in the Merger. Each share of common stock of Bankshares outstanding at the time of the Merger will be converted into the right to receive a number of shares of BancGroup Common Stock which is equal to $27.39 divided by the Market Value (as defined in the Agreement), with cash paid in lieu of fractional shares, as described more fully in the accompanying Joint Proxy Statement and Prospectus. The Agreement is attached to the accompanying Joint Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of Bankshares has fixed the close of business on November 8, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of the common stock of Bankshares at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     Under Georgia law, holders of Common Stock of Bankshares are eligible to exercise dissenters' rights of appraisal and demand payment in cash of the fair value of his or her shares of Bankshares Common Stock if the Merger is consummated. The right of any Bankshares stockholder to receive such payment is contingent upon strict compliance with Article 13 of the Georgia Business Corporation Code, a copy of which is attached to the Joint Proxy Statement and Prospectus as Appendix B and is incorporated herein by reference. For a summary of Article 13 of the Georgia Business Corporation Code, see "APPROVAL OF THE MERGER -- Rights of Dissenting Stockholders."

     You are requested to complete and sign the enclosed form of proxy and to mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of Bankshares, by executing a later dated proxy and delivering it to the Secretary of Bankshares, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Charles Y. Allgood
                                          ----------------------
                                          CHARLES Y. ALLGOOD
                                          President

Dalton, Georgia
November 15, 1996

JOINT PROXY STATEMENT AND PROSPECTUS

                               COLONIAL BANCGROUP

                                  COMMON STOCK

                              D/W BANKSHARES, INC.

        SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 18, 1996

     This Joint Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of D/W Bankshares, Inc., a Georgia corporation ("Bankshares"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the shareholders of Bankshares in connection with the solicitation of proxies by the Board of Directors of Bankshares for use at a special meeting of the shareholders of Bankshares (the "Special Meeting") to be held on Wednesday, December 18, 1996, at 4:30 p.m., local time, at the offices of Dalton/Whitfield Bank & Trust, located at 401 South Thornton Avenue, Dalton, Georgia, including any adjournments or postponements thereof. At the Special Meeting, shareholders of Bankshares will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders, as more fully described in this Prospectus.

     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of September 12, 1996 by and between BancGroup and Bankshares (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of Bankshares at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, Bankshares will be merged with and into BancGroup and BancGroup will be the surviving corporation. Each issued and outstanding share of common stock, par value $1.00 per share of Bankshares (the "Bankshares Common Stock"), shall be converted into a number of shares of common stock of BancGroup (the "BancGroup Common Stock"), par value $2.50 per share, which is equal to $27.39 divided by the Market Value, subject to certain limitations set forth in the Agreement and described in this Prospectus. For this purpose, "Market Value" shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the New York Stock Exchange ("NYSE") on each of the ten trading days ending on the trading day immediately preceding the date of consummation of the Merger, provided that the Market Value shall not be less than $29.75 or more than $37.75. The shares of BancGroup Common Stock are listed on the NYSE. The closing price per share of the BancGroup Common Stock on the NYSE on November 8, 1996 was $38 3/4.

     Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Bankshares Common Stock.

     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as shares of BancGroup Common Stock to be issued upon the exercise of employee stock options of Bankshares assumed by BancGroup in the Merger. This document constitutes a Proxy Statement of Bankshares in connection with the solicitation of proxies by Bankshares for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and upon the exercise of employee stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of Bankshares on or about November 15, 1996.

     THE BOARD OF DIRECTORS OF BANKSHARES UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER.

                             ---------------------

  THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                             ---------------------

     THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
       ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
           INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The office and mailing address of Bankshares is 401 South Thornton Avenue, Post Office Box 1929, Dalton, Georgia 30720 (telephone 706-226-1500), and the principal office and mailing address of BancGroup is Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 15, 1996.

                             AVAILABLE INFORMATION

     BancGroup and Bankshares are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup and Bankshares, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being offered in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning Bankshares and its subsidiary has been furnished by Bankshares.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSON SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) BancGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          (3) BancGroup's Report on Form 8-K dated July 17, 1996;

          (4) BancGroup's Report on Form 8-K/A dated October 9, 1996; and

          (5) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of options that are being assumed by BancGroup, prior to the exercise of such options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in the other subsequently filed document which also is or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with Bankshares regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

     The following documents filed by Bankshares with the Commission are hereby incorporated by reference into, and accompany, this Prospectus:

          (1) Bankshares' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

          (2) Bankshares' Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996; and

          (3) Bankshares' Report on Form 8-K dated August 13, 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................  1
THE SPECIAL MEETING...................................................................  10
  General.............................................................................  10
  Record Date; Shares Entitled to Vote; Vote Required for the Merger..................  10
  Solicitation, Voting and Revocation of Proxies......................................  10
  Effect of Merger on Outstanding BancGroup Common Stock..............................  11
THE MERGER............................................................................  11
  General.............................................................................  12
  Background of the Merger............................................................  12
  Bankshares's Reasons for Approving the Merger.......................................  12
  Opinion of Financial Advisor........................................................  13
  Recommendation of the Board of Directors of Bankshares..............................  15
  BancGroup's Reasons for the Merger..................................................  15
  Interests of Certain Persons in the Merger..........................................  15
  Conversion of Bankshares Common Stock...............................................  16
  Surrender of Bankshares Common Stock Certificates...................................  17
  Certain Federal Income Tax Consequences.............................................  18
  Other Possible Consequences.........................................................  19
  Conditions to Consummation of the Merger............................................  19
  Amendment or Termination............................................................  20
  Regulatory Approvals................................................................  20
  Conduct of Business Pending the Merger..............................................  22
  Commitments with Respect to Other Offers............................................  23
  Indemnification.....................................................................  23
  Rights of Dissenting Shareholders...................................................  24
  Resale of BancGroup Common Stock Issued in the Merger...............................  25
  Accounting Treatment................................................................  26
  NYSE Reporting of BancGroup Common Stock Issued in the Merger.......................  26
  Treatment of Bankshares Options.....................................................  26
  Treatment of Series A Debentures....................................................  28
COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................  28
  BancGroup...........................................................................  28
  Bankshares..........................................................................  29
BANCGROUP CAPITAL STOCK AND DEBENTURES................................................  29
  BancGroup Common Stock..............................................................  29
  Preference Stock....................................................................  30
  1986 Debentures.....................................................................  30
  Changes in Control..................................................................  31
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................  33
  Director Elections..................................................................  33
  Removal of Directors................................................................  33
  Voting..............................................................................  33
  Preemptive Rights...................................................................  33
  Directors' Liability................................................................  33
  Indemnification.....................................................................  34
  Special Meetings of Stockholders; Action Without a Meeting..........................  35
  Mergers, Share Exchanges and Sales of Assets........................................  35
  Amendment of Certificate of Incorporation and Bylaws................................  35
  Rights of Dissenting Stockholders...................................................  36
  Antitakeover Statutes...............................................................  36
  Preferred Stock.....................................................................  36
  Effect of the Merger on Bankshares Shareholders.....................................  37
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES.........................................  38
  Condensed Pro Forma Statements of Condition (Unaudited).............................  38
  Condensed Pro Forma Statements of Income (Unaudited)................................  43
  Pro Forma Adjustments...............................................................  48
  Recent Developments -- BancGroup and Bankshares.....................................  49

                                                                                        PAGE
                                                                                        ----
  Selected Financial and Operating Information........................................  52
BUSINESS OF BANCGROUP.................................................................  54
  General.............................................................................  54
  Proposed Affiliate Banks............................................................  54
  Voting Securities and Principal Stockholders........................................  55
  Security Ownership of Management....................................................  56
  Management Information..............................................................  57
  Certain Regulatory Considerations...................................................  57
BUSINESS OF BANKSHARES................................................................  60
  General.............................................................................  60
  Principal Holders of Bankshares Common Stock........................................  60
  Bankshares Common Stock Owned by Management.........................................  61
ADJOURNMENT OF SPECIAL MEETING........................................................  62
OTHER MATTERS.........................................................................  62
DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS................................  62
LEGAL MATTERS.........................................................................  62
EXPERTS...............................................................................  63
APPENDIX A -- Agreement and Plan of Merger............................................  A-1
APPENDIX B -- Georgia Statute Respecting Dissenters' Appraisal Rights.................  B-1
APPENDIX C -- Opinion of Financial Adviser............................................  C-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR BANKSHARES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR BANKSHARES SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Bankshares are urged to read this Prospectus in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of Bankshares with and into BancGroup. Simultaneously with the Merger, Bankshares' subsidiary, Dalton/Whitfield Bank & Trust (the "Bank"), will be merged with BancGroup's Georgia subsidiary bank, Colonial Bank, or else the assets and liabilities of the Bank will be acquired by Colonial Bank. See "THE MERGER -- General."

THE SPECIAL MEETING

     The Special Meeting will be held at the office of the Bank, located at 401 South Thornton Avenue, Dalton, Georgia on December 18, 1996, at 4:30 p.m., local time, for the purpose of considering and voting upon the Agreement. Only holders of record of Bankshares Common Stock at the close of business on November 8, 1996 (the "Record Date") are entitled to the notice of and to vote at the Special Meeting. As of such date, 700,836 shares of Bankshares Common Stock were issued and outstanding. See "THE SPECIAL MEETING."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974. BancGroup operates banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee. BancGroup, through its wholly-owned subsidiary, Colonial Bank, conducts a full service commercial banking business in the State of Alabama through 110 banking offices. In Tennessee, BancGroup, through the Colonial Bank of Tennessee, conducts a general commercial banking business through three offices. In Georgia, BancGroup operates a wholly-owned federal savings bank, Colonial Bank, FSB, which has four offices in the Atlanta, Georgia area and a wholly owned commercial bank, Colonial Bank, located in Lawrenceville, Georgia which operates seven offices. In Florida, BancGroup's wholly owned commercial bank subsidiary in Orlando, Colonial Bank, operates eight offices. BancGroup has also entered into agreements or letters of intent to acquire five additional banks. Colonial Mortgage Company, a subsidiary of the Colonial Bank in Alabama, is a mortgage banking company which services approximately $10 billion in residential loans and which originates residential mortgages in 29 states through 6 regional offices. At June 30, 1996, BancGroup had consolidated total assets of $4.5 billion and consolidated stockholders equity of $317.6 million. See "BUSINESS OF BANCGROUP."

     Bankshares. Bankshares was incorporated as a Georgia business corporation in December 1993 and became a bank holding company by acquiring all of the common stock of the Bank on April 8, 1994. The Bank is presently the sole operating subsidiary of Bankshares. The Bank, a state bank located in Dalton, Georgia, was incorporated on March 23, 1989 and opened for business on April 30, 1990. The Bank conducts a general commercial banking business that serves the Dalton/Whitfield County area. The Bank has no subsidiaries and does not engage in any line of business in addition to normal commercial banking activities. At June 30, 1996, Bankshares had consolidated total assets of $140 million and consolidated stockholders' equity of $10 million. See "BUSINESS OF BANKSHARES."

TERMS OF THE MERGER

     The Agreement provides for the Merger of Bankshares with and into BancGroup, with BancGroup to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of Bankshares Common Stock shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock (the "Merger Consideration"). Specifically, each outstanding share of Bankshares Common Stock shall be converted into a number of shares of BancGroup Common Stock which is equal to $27.39 divided by the Market Value. For this purpose, "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the trading day immediately preceding the Effective Date; provided, however, that regardless of the actual Market Value as calculated above, Market Value shall not be less than $29.75, nor more than $37.75. Accordingly, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 645,240 (based upon a minimum Market Value of $29.75) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 508,500 (based upon a maximum Market Value of $37.75), assuming 700,836 shares of Bankshares Common Stock outstanding.

     To the extent that the number of shares of Bankshares Common Stock may increase based upon the exercise of options respecting Bankshares Common Stock or the conversion of Bankshares Series A 7% Convertible Subordinated Debentures, the aggregate number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Bankshares Common Stock outstanding at the Effective Date being exchanged for a number of shares of BancGroup Common Stock which is equal to one share of Bankshares Common Stock multiplied by the Exchange Ratio, i.e., $27.39 divided by the Market Value. No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent cash is paid in lieu of fractional shares, the cash will be paid based upon the Market Value.

     As of the date of this Prospectus, Bankshares had granted options (the "Bankshares Options") which entitled the holders thereof to acquire up to 46,750 shares of Bankshares Common Stock. On the Effective Date, BancGroup will assume all Bankshares Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Bankshares Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Bankshares Common Stock subject to the Bankshares Options multiplied by the Exchange Ratio, as defined below, provided that no fractions of shares of BancGroup Common Stock shall be issued. If a fractional share exists, the number of shares of BancGroup Common Stock to be issued upon the exercise of Bankshares Options, shall equal the number of whole shares obtained by rounding to the nearest whole number, taking into account such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Bankshares Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. The "Exchange Ratio" shall mean the result obtained by dividing $27.39 by the Market Value.

     On the Effective Date, BancGroup will assume Bankshares' Series A 7% Convertible Subordinated Debentures (the "Series A Debentures") respecting the issuance of 64,773 shares of Bankshares Common Stock. The Series A Debentures shall be convertible into shares of BancGroup Common Stock, with each share of Bankshares Common Stock that would have been issued upon conversion of such debentures being convertible into a number of shares of BancGroup Common Stock which is equal to one share of Bankshares Common Stock multiplied by the Exchange Ratio. No fractions of shares of BancGroup Common Stock will be issued upon conversion of such debentures, and any fractions to be issued shall be paid in cash based upon the market value of any fraction at the time of conversion, as set forth in such debentures.

     Bankshares shareholders will be given notice of the Merger promptly after the Effective Date of the Merger. Certificates for the BancGroup Common Stock will not be distributed or dividends paid until shareholders surrender their certificates representing their shares of Bankshares Common Stock.

     See "THE MERGER -- Conversion of Bankshares Common Stock," "Surrender of Bankshares Common Stock Certificates," "Treatment of Bankshares Options," and "Treatment of Series A Debentures."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and Bankshares, see "THE
MERGER -- Rights of Dissenting Shareholders," "-- Conversion of Bankshares Common Stock"; "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required"; "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "BUSINESS

OF BANKSHARES -- Principal Holders of Common Stock," and "-- Common Stock Owned By Management."

RECOMMENDATION OF BANKSHARES' BOARD OF DIRECTORS

     The Board of Directors of Bankshares has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF BANKSHARES BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF BANKSHARES, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER -- Background of the Merger" and "Bankshares' Board of Directors' Reasons for Approving the Merger."

OPINION OF FINANCIAL ADVISOR

     Bankshares has received an opinion from T. Stephen Johnson & Associates, Inc. ("Stephen Johnson") that the Merger is fair to the shareholders of Bankshares from a financial point of view. See "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and executive officers of Bankshares hold Bankshares Options which entitle them to purchase, in the aggregate, up to 46,750 shares of Bankshares Common Stock. Under the terms of the Agreement, any Bankshares Options which are not exercised prior to the Effective Date will be assumed by BancGroup. See "THE MERGER -- Conversion of Bankshares Common Stock," and "Treatment of Bankshares Options."

     Certain of the directors and executive officers of Bankshares own Series A Debentures which are convertible into, in the aggregate, up to 15,906 shares of Bankshares Common Stock. Under the terms of the Agreement, any Series A Debentures which are not converted prior to the Effective Date will be assumed by BancGroup. See "The Merger -- Conversion of Bankshares Common Stock" and "Treatment of Series A Debentures."

     The Agreement stipulates that it is a condition to BancGroup's obligation to close the Merger that Charles Y. Allgood, president of Bankshares and the Bank, enter into a severance agreement with BancGroup that will provide a lump-sum payment to Mr. Allgood if BancGroup terminates Mr. Allgood's employment within one year after the Effective Date, under certain circumstances.

     On the Effective Date, all employees of Bankshares (including its executive officers) shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with BancGroup's severance policy as of the date of the Agreement. All employees of Bankshares who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees. BancGroup has indicated that it currently intends to retain each of the executive officers of Bankshares following the consummation of the Merger (although it has no obligation to do so), on substantially the same terms and conditions (including salary) as currently earned by such executive officers.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of Bankshares against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the fullest extent that Bankshares would have been permitted under Georgia law, or under its Articles of Incorporation or Bylaws, to indemnify such persons (and also to advance expenses as incurred to the fullest extent permitted under applicable law).

     Except as described above, none of the directors or executive officers of Bankshares, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Bankshares Common Stock.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Georgia law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Bankshares Common Stock. Each share of Bankshares Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup stockholders is not required under Delaware, Georgia or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "THE SPECIAL MEETING."

     Only holders of record of Bankshares Common Stock at the close of business on November 8, 1996 are entitled to notice of and to vote at the Special Meeting. As of such date, 700,836 shares of Bankshares Common Stock were issued and outstanding. As of the Record Date, Bankshares's directors, executive officers and their affiliates held approximately 39% of the outstanding shares of Bankshares Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of Bankshares Common Stock. See "THE SPECIAL MEETING."

     BancGroup and the directors of Bankshares have entered into letter agreements under which the directors have agreed, among other things, to vote or cause the record owner to vote any shares of Bankshares Common Stock held by such directors in favor of the Merger and the Agreement and in favor of the other transactions contemplated between Bankshares and BancGroup pursuant to the terms of the Agreement and against any business combination or other reorganization of any kind involving Bankshares or its subsidiaries with any entity other than BancGroup. As of the Record Date, the directors owned, either beneficially or of record, 255,127 shares of Bankshares Common Stock or approximately 36% of the outstanding shares of Bankshares Common Stock held on such date. The parties anticipate that all of the shares of Bankshares Common Stock held by the directors will be voted in favor of the Agreement and the Merger. Directors and executive officers of BancGroup beneficially own in the aggregate 2,187,008 shares of BancGroup Common Stock representing approximately 13% of the outstanding shares, but no vote of BancGroup stockholders is required to approve the Merger. See "THE SPECIAL MEETING."

     Proxies should be returned to Bankshares in the envelope enclosed herewith. Shareholders of Bankshares submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of Bankshares at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of Bankshares at or prior to the Special Meeting, or
(iii) by attending the Special Meeting and voting in person. Because approval of the Merger requires the approval of at least a majority of the outstanding shares of Bankshares Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Any shareholder of Bankshares may dissent from the Merger and obtain the fair value of such holder's Bankshares Common Stock in cash rather than receive shares of BancGroup Common Stock if such shareholder (i) has delivered notice in writing to Bankshares before the vote is taken at the Special Meeting that he or she intends to demand payment of his shares if the Merger is consummated and
(ii) votes against the Merger or refrains from voting on the Merger. If a shareholder votes against the Merger or refrains from voting on the Merger but does not deliver the notice in writing to Bankshares before the shareholder vote on the Merger occurs, such shareholder will lose his or her appraisal rights. If the Merger is authorized at the Special Meeting, BancGroup will deliver a written dissenters' notice within ten (10) days of the Effective Date to all holders of Bankshares Common Stock who have provided notice that they intend to seek payment. Shareholders wishing to exercise dissenters' rights must follow properly all requirements for the exercise of such rights as set forth in
Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix B hereto.

     Any shareholder who properly exercises appraisal rights and receives fair market value for his or her shares will encounter income tax treatment different than the treatment for stockholders who do not exercise appraisal rights. See "APPROVAL OF THE MERGER -- Certain Federal Income Tax Consequences."

     See "THE MERGER -- Rights of Dissenting Shareholders."

CONDITIONS TO THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Bankshares Common Stock; (ii) any required approvals of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Georgia Department"), and the approval of the merger of the Bank with Colonial Bank by the Federal Deposit Insurance Corporation ("FDIC") and the Georgia Department, (iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; and (iv) the consummation of the Merger on or before May 31, 1997.

     The obligation of Bankshares to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; and (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE.

     The obligation of BancGroup to consummate the Merger is subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Bankshares; and (ii) the Merger qualifying for pooling of interests accounting treatment.

     Applications for approval of the Merger by the Federal Reserve, the FDIC and the Georgia Department were filed with such agencies on or about November 6, 1996. The regulatory approval process is expected to take approximately three months from that date.

  See "THE MERGER -- Conditions to Consummation of the Merger" and "Regulatory
                                  Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     The Boards of Directors of BancGroup and Bankshares may agree to amend or terminate the Agreement at any time prior to the Effective Date. However, the Board of Directors of Bankshares shall not agree to any amendments to the Agreement which would alter the Merger Consideration or which, in the opinion of the Board of Directors of Bankshares, would adversely affect the rights of the shareholders of Bankshares, unless such amendments are approved by the holders of a majority of the outstanding Bankshares Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "THE MERGER -- Amendment or Termination."

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of the Bankshares Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth in the section of this Prospectus at "COMPARATIVE RIGHTS OF STOCKHOLDERS."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to Bankshares' shareholders will be requested from the Internal Revenue Service (the "IRS"). BancGroup and Bankshares have received an opinion from counsel to BancGroup, Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, that, among other things, a shareholder of Bankshares who exchanges shares of Bankshares Common Stock for BancGroup Common Stock shall not recognize gain, except that shareholders of Bankshares will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock or cash as a result of the exercise of dissenters' appraisal rights. See "APPROVAL OF THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The acquisition of Bankshares will be treated as a "pooling of interests" transaction by BancGroup for accounting purposes. See "THE MERGER -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     Bankshares. Bankshares Common Stock, $1.00 par value, is not traded on an established trading market and there is only very limited trading. The following sets forth high and low bid information for Bankshares Common Stock for each of the quarters in which trading has occurred since January 1, 1994. The prices set forth below reflect only information that has come to management's attention and do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                               QUARTER ENDED                                 HIGH BID   LOW BID
---------------------------------------------------------------------------  --------   -------
September 30, 1994.........................................................   $18.50    $16.50
December 31, 1994..........................................................    17.50     16.50
March 31, 1995.............................................................    18.00     18.00
June 30, 1995..............................................................    18.00     18.00
March 31, 1996.............................................................    20.00     20.00

     Immediately prior to the public announcement of the Merger on August 2, 1996, Bankshares Common Stock was trading at $20.00. On February 24, 1996, the last reported sales price per share reported for Bankshares Common Stock was $20.00.

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the NASDAQ System and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded as a NASDAQ security under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                                                 PRICE PER
                                                                                  SHARE OF
                                                                                COMMON STOCK
                                                                               --------------
                                                                               HIGH       LOW
                                                                               ----       ---
1994
  First Quarter..............................................................   20 1/4    18
  Second Quarter.............................................................   25        19  1/4
  Third Quarter..............................................................   24 3/4    22
  Fourth Quarter.............................................................   23 3/4    19  1/2
1995
  First Quarter(1)...........................................................   23 5/8    19  1/2
  Second Quarter.............................................................   27 1/2    23  1/8
  Third Quarter..............................................................   29 7/8    27  1/2
  Fourth Quarter.............................................................   32 7/8    28  1/2
1996
  First Quarter..............................................................   36 1/2    30
  Second Quarter.............................................................   36 1/8    31  1/4
  Third Quarter..............................................................   35 7/8    31  1/4
  Fourth Quarter (through October 31)........................................   37 7/8    34  3/4

---------------

(1) Trading on the NYSE commenced on February 24, 1995.

     On August 2, 1996, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $33 1/4 per share.

     The following table presents the market value of BancGroup Common Stock on August 2, 1996, and the market value and equivalent per share value of Bankshares Common Stock on that date:

                                                                                   EQUIVALENT
                                                 BANCGROUP        BANKSHARES       BANCGROUP
                                                COMMON STOCK     COMMON STOCK     COMMON STOCK
                                                (PER SHARE)      (PER SHARE)      (PER SHARE)
                                                ------------     ------------     ------------
    Comparative Market Value................       $33.25(1)        $20.00(2)       $  27.39(3)

---------------

(1) Closing price as reported by the NYSE.
(2) Represents the last reported sales price of Bankshares Common Stock.
(3) If the Merger had closed on August 2, 1996, .8344 shares of BancGroup Common Stock would have been exchanged for each share of the Bankshares Common Stock (i.e. $27.39 / $32.825).

     See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve Board have been satisfied.

     BancGroup's Restated Certificate of Incorporation and bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (i) a classified board of directors, (ii) supermajority voting requirements that exceed the provisions of Delaware law described above for certain "business combinations" (iii) flexibility for the board to consider non-economic and other factors in evaluating a "business combination," (iv) inability of stockholders to call special meetings or act by written consent, and (v) certain advance notice provisions for the conduct of business at stockholder meetings.

     See "BANCGROUP CAPITAL STOCK AND DEBENTURES" and "COMPARATIVE RIGHTS OF STOCKHOLDERS."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and Bankshares on a historical basis and on a pro forma equivalent basis assuming the combination with Bankshares. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                                                  SIX MONTHS      YEAR     YEAR     YEAR
                                              SIX MONTHS ENDED    ENDED JUNE     ENDED    ENDED    ENDED
               PER SHARE DATA                 JUNE 30, 1996(D)     30, 1995       1995     1994    1993(A)
--------------------------------------------  ----------------   -------------   ------   ------   ------
BANCGROUP-HISTORICAL:
Net Income
  Primary...................................       $ 1.65           $  1.41      $ 2.63   $ 2.00   $ 1.65
  Fully diluted.............................         1.63              1.38        2.56     1.97     1.64
Book value at end of period.................        19.62             17.10       18.65    15.62    14.40
Dividends per share:
  Common Stock..............................         0.54              0.45       0.675
  Common A..................................                                      0.225     0.80     0.71
  Common B..................................                                      0.125     0.40     0.31

                                                                  SIX MONTHS      YEAR     YEAR     YEAR
                                              SIX MONTHS ENDED    ENDED JUNE     ENDED    ENDED    ENDED
               PER SHARE DATA                 JUNE 30, 1996(D)     30, 1995       1995     1994    1993(A)
--------------------------------------------  ----------------   -------------   ------   ------   ------
BANKSHARES:
Net Income
  Historical:
     Primary................................         1.05              1.06        1.87     1.60     1.24
     Fully diluted..........................         1.00              1.05        1.81     1.60     1.24
  Pro forma equivalent assuming combination
     with D/W Bankshares, Inc. only(b):
     Primary................................         1.28              1.10        2.05     1.56     1.28
     Fully diluted..........................         1.27              1.08        1.99     1.54     1.27
  Pro forma equivalent assuming combination
     with Bankshares, Jefferson and other
     proposed combinations(b):
     Primary................................         1.18              0.98        1.88     1.45     1.20
     Fully diluted..........................         1.17              0.96        1.84     1.44     1.20
Book value at end of period
  Historical................................        14.90             13.34       14.05    11.73    10.56
  Pro forma equivalent assuming combination
     with Bankshares only...................        15.32               N/A         N/A      N/A      N/A
  Pro forma equivalent assuming combination
     with Bankshares, Jefferson and other
     proposed combinations(b):..............        15.02               N/A         N/A      N/A      N/A
Dividends per share
  Historical................................         0.00              0.00        0.00     0.00     0.00
  Pro forma equivalent assuming combination
     with Bankshares, only(c)...............         0.42              0.35        0.70     0.63     0.55
  Pro forma equivalent assuming combination
     with Bankshares, Inc., Jefferson
     Bancorp, Inc. and other proposed
     combinations(c):.......................         0.42              0.35        0.70     0.63     0.55
BANCGROUP -- PRO FORMA COMBINED BANKSHARES
  (ONLY):
Net Income
  Primary...................................         1.64              1.41        2.62     2.00     1.64
  Fully diluted.............................         1.62              1.38        2.54     1.97     1.63
Book value at end of period.................        19.61               N/A         N/A      N/A      N/A
BANCGROUP -- PRO FORMA COMBINED (BANKSHARES,
  JEFFERSON AND OTHER PROPOSED
  COMBINATIONS):
Net Income
  Primary...................................         1.51              1.26        2.41     1.85     1.54
  Fully diluted.............................         1.50              1.23        2.35     1.84     1.54
Book value at end of period.................       $19.22               N/A         N/A      N/A      N/A

---------------

N/A Not applicable due to pro forma balance sheet being presented only at June
     30, 1996 which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
(a) Net Income per share for the year ended December 31, 1993 represents income before extraordinary items and cumulative effect of change in accounting principle.
(b) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of

     Bankshares. For the purposes of these pro forma equivalent per share amounts, a .7815 BancGroup common stock share conversion ratio is utilized. The ratio is based on the 10-day average of the closing market price of Colonial BancGroup, Inc. common stock of $35.05 at September 19, 1996 ($27.39/35.05 = .7815).
(c) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the .7815 conversion ratio per share of Bankshares common stock (see note (b)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.
(d) Pro forma net income excludes two non-recurring charges for employee severance and bonuses expected to result from the proposed pooling of interests business combination with Jefferson in the amount of $4.4 million, net of tax.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of Bankshares in connection with the solicitation of proxies by the Board of Directors of Bankshares for use at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon the proposed Merger of Bankshares with and into BancGroup. BancGroup will be the surviving corporation in the Merger.

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup stockholders is required to approve the Merger.

     The Board of Directors of Bankshares believes that the Merger is in the best interests of Bankshares and its shareholders and unanimously recommends that shareholders vote "FOR" the Merger (item 1 on the proxy card).

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of Bankshares has fixed the close of business on November 8, 1996, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. There were 471 record holders of Bankshares Common Stock as of such date. On that date, there were 700,836 shares of Bankshares Common Stock outstanding, each entitled to one vote per share. Bankshares is obligated to issue an additional 46,750 shares of Bankshares Common Stock upon the exercise of outstanding Bankshares Options. Bankshares is also obligated to issue an additional 64,773 shares of Bankshares Common Stock upon the conversion of the outstanding Series A Debentures.

     The affirmative vote of the holders of at least a majority of the outstanding shares of Bankshares Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes cast for or against the proposal to approve the Agreement and, as a result, will have the same effect as votes cast against the Agreement. Each holder of record of shares of Bankshares Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement and on each other matter presented to a vote of shareholders at the Special Meeting.

     As of the Record Date, directors and executive officers of Bankshares and their affiliates were the owners of 277,247 shares of Bankshares Common Stock, representing approximately 39% of the outstanding shares of Bankshares Common Stock. All of such persons will vote their Bankshares Common Stock in favor of the Merger.

     If the Merger is approved at the Special Meeting, Bankshares is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "THE MERGER -- Conditions of Consummation of the Merger."

     THE BOARD OF DIRECTORS OF BANKSHARES URGES THE SHAREHOLDERS OF BANKSHARES TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE MERGER.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of Bankshares, without receiving special compensation therefor, may solicit proxies from Bankshares's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of Bankshares Common Stock.

     Bankshares will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of Bankshares. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of Bankshares, mail material to or otherwise communicate with beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of Bankshares Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT ANY VOTING INSTRUCTIONS, SHARES OF BANKSHARES COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT, AND, AT THE DISCRETION OF THE HOLDER OF THE PROXY, FOR ANY NECESSARY ADJOURNMENT OF THE SPECIAL MEETING. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of Bankshares, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of Bankshares, at or prior to the Special Meeting, a duly executed proxy relating to the same shares bearing a later date; or (iii) by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Bankshares' proxies should be addressed to:

        If hand-delivered:                     If mailed:
        D/W Bankshares, Inc.                   D/W Bankshares, Inc.
        401 South Thornton Avenue              P.O. Box 1929
        Dalton, Georgia 30720                  Dalton, Georgia 30720
        Attention: Rita B. Gray, Secretary     Attention: Rita B. Gray, Secretary

     Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Votes will be tabulated by one or more inspectors of election appointed by Bankshares. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of Bankshares is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the Merger, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the Merger. Proxies voted against the Merger or abstentions will not be voted for an adjournment. See "ADJOURNMENT OF THE SPECIAL MEETING."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     On the Effective Date, and assuming a Market Value, calculated as of September 19, 1996, of $35.05, BancGroup will issue 547,672 shares of BancGroup Common Stock to the shareholders of Bankshares pursuant to the Merger, not counting any BancGroup Common Stock to be issued pursuant to Bankshares Options or Bankshares Series A Debentures. These 547,672 shares of BancGroup Common Stock would represent approximately 3.2% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     THE FOLLOWING SETS FORTH A SUMMARY OF ALL MATERIAL PROVISIONS OF THE AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT ATTACHED HERETO AS APPENDIX A. ALL BANKSHARES SHAREHOLDERS ARE URGED TO READ THE AGREEMENT AND THE APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Agreement provides that, subject to shareholder ratification and confirmation, receipt of necessary regulatory approval and certain other conditions described below at "Conditions to Consummation of the Merger," Bankshares will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of Bankshares will cease, and BancGroup will succeed to the business formerly conducted by Bankshares. Simultaneously with the Merger, Bankshares' subsidiary bank, Dalton/Whitfield Bank & Trust, will be merged with BancGroup's wholly owned subsidiary bank in Georgia, Colonial Bank, or else the assets and liabilities of the Bank will be acquired by Colonial Bank.

BACKGROUND OF THE MERGER

     Between April 1995 and March 1996, Bankshares received four offers for acquisition which were reviewed by the Board of Directors and declined as inadequate. Three additional inquiries expressing interest in an acquisition were also received but no actual offers were made.

     On June 19, 1996, Bankshares engaged the services of T. Stephen Johnson & Associates. The firm was requested to develop a bid package and submit a list of potential merger partners for the Board's review. The firm was also asked to evaluate Bankshares' projected future value as an independent institution.

     On July 25, 1996, T. Stephen Johnson and Associates presented four bids to the Board of Directors of Bankshares and reviewed the bids, along with projections relating to Bankshares' future value as an independent institution. Counsel to Bankshares reviewed with the Board its fiduciary obligations in considering offers to acquire Bankshares. The meeting was then recessed to give each director an opportunity to consider the information presented and was reconvened on July 29, 1996. At the July 29 meeting, the Board unanimously approved the offer submitted by BancGroup as being superior to the other offers and to Bankshares' future value as an independent institution. The Board also authorized bank management to execute a letter of intent with BancGroup.

     During the month of August 1996, both Bankshares and BancGroup conducted due diligence investigations which were completed with satisfactory results. At a special called meeting of the Board of Bankshares, counsel to Bankshares led a detailed discussion of the content of a proposed definitive agreement. After a lengthy discussion of the specific terms of the agreement, the Board unanimously approved the acquisition of Bankshares on terms and conditions as substantially set forth in the proposed agreement. They further authorized President and CEO Charles Y. Allgood and Secretary Rita B. Gray to execute and deliver the proposed agreement on behalf of Bankshares.

BANKSHARES' REASONS FOR APPROVING THE MERGER

     Bankshares' Board of Directors, after consideration of relevant business, financial, legal, and market factors, approved the Agreement. Bankshares' Board did not assign any relative or specific weight to the factors considered. The factors considered included:

          (a) The alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of the market and the competitive disadvantages as compared to the larger financial institutions operating in the market;

          (b) The value of the consideration to be received by Bankshares shareholders relative to the book value and earnings per share of Bankshares Common Stock;

          (c) Certain information concerning the financial condition, results of operations and business prospects of BancGroup;

          (d) The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with BancGroup;

          (e) The marketability of Bankshares Common Stock;

          (f) The competitive and regulatory environment for financial institutions generally;

          (g) The fact that the Merger will enable Bankshares shareholders to exchange their shares of Bankshares Common Stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

          (h) BancGroup's ability to provide comprehensive financial services to its markets.

     THE BOARD OF DIRECTORS OF BANKSHARES RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT AND CONSUMMATION OF THE MERGER.

OPINION OF FINANCIAL ADVISOR

     T. Stephen Johnson & Associates, Inc. (the "Advisor") is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, Advisor engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither Advisor nor any of its affiliates has a material financial interest in Bankshares or BancGroup. Advisor was selected to advise Bankshares' Board of Directors based upon its familiarity with Bankshares, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the Bankshares Board of Directors upon Advisor regarding the scope of its investigation or the procedures it followed in rendering its opinion.

     Advisor has rendered its opinion (the "Fairness Opinion") to the Board of Directors of Bankshares that the consideration to be paid to the holders of Bankshares common stock under the Agreement is fair to such shareholders from a financial point of view. A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Prospectus and should be read in its entirety. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the Fairness Opinion.

     In addition to rendering the Fairness Opinion, Advisor was engaged to develop a bid package and to preside over the bidding process on behalf of Bankshares.

     In arriving at its Fairness Opinion, Advisor performed merger analyses described below. Advisor also reviewed certain publicly available business and financial information relating to Bankshares and BancGroup. Advisor also considered certain financial and stock market data of Bankshares and BancGroup, compared that data with similar data for certain other publicly held banks and bank holding companies in the Southeastern United States and considered the financial terms of certain other recent comparable community bank acquisition transactions in three southeastern states, as further discussed below. Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Advisor did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Bankshares management and submitted to Advisor were based on assumptions believed by Advisor to be reasonable and to reflect currently available information, but Advisor did not independently verify such information. Advisor did not make an independent evaluation or appraisal of the assets of Bankshares or BancGroup.

     In connection with rendering the Fairness Opinion, Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Advisor in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Bankshares' or BancGroup's control. The analyses performed by Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Bankshares, BancGroup or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Merger Analysis. The merger consideration to be received by Bankshares shareholders is set at $27.39. Advisor reviewed the terms of the Agreement and determined that the Market Value of BancGroup Common Stock to be used for setting the exchange ratio continues to be appropriate ranging from $29.75 per share to $37.75 per share. BancGroup's Common Stock trades on the New York Stock Exchange and closed at $35.00 per share on October 17, 1996. Average daily volume for 1996 year-to-date is estimated at 8,500 shares. The current dividend yield is 3.09%.

     Comparable Transactions Analysis. Advisor reviewed the Merger as of October 11, 1996, for the purpose of determining purchase premiums which could be used in comparing the Merger with other announced transactions. Advisor reviewed the purchase premiums paid in 74 transactions that were announced between July 1, 1995 and October 11, 1996 involving selling institutions headquartered in the state of Alabama, Florida, Georgia and Tennessee. Of these transactions, nine involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial banks with total assets between $100 million and $200 million. The purchase premiums in the Merger rank within the range of purchase premiums paid in the comparable transactions. On average, the nine comparable transactions reported an announced deal price to book value of 1.646 times and an announced deal price to earnings of 14.36 times. A listing of the comparable transactions is included in the following table.

DEALS ANNOUNCED FROM 7/1/95 TO 10/11/96
Targets in Florida, Georgia, Tennessee and Alabama
Targets are Commercial Banks with Total Assets Between $100 Million and $200 Million

                                                                             SELLER:    SELLER:
                                                                              TOTAL     EQTY/
                                                                  BANK/       ASSETS    ASSETS
               BUYER                       ST SELLER            ST THRIFT     ($000)     (%)
    ----------------------------  ---------------------------  -----------   --------   ------
    Colonial BancGroup            AL Fort Brooke Bancorp       FL Bank        185,443     8.61
    Eagle Bancshares              GA Southern Crescent         GA Bank        122,738     7.27
    United Security Bank          AL First Bancshares          AL Bank        186,884     9.13
    First Liberty Financial       GA Middle Georgia Bank       GA Bank        112,804     8.83
    ABC Bancorp, Inc.             GA Southland Bancorp         AL Bank        102,336     7.03
    Regions Financial             AL Metro Financial           GA Bank        198,646     6.32
    1st United Bancorp            FA American Bancorp          FL Bank        182,539     4.86
    First Union Corp              NC Brentwood National        TN Bank        112,799    10.79
    Pioneer Bancshares            TN Sweetwater Valley         TN Bank        168,492    12.26
                                                                             --------   ------
    AVERAGES:                                                                $152,518     8.34

                                           ANN'D      ANN'D            DEAL
                                           DEAL        DEAL             PR/         ANN'D
                                           VALUE     CONSIDER          PR/BK        4-QTR
            ANNOUNCE DATE STATUS           ($M)        TYPE             (%)         ESP(X)
    -------------------------------------  -----   ------------       -------       ------
    09/24/96 NonBinding                     32.8   Com Stock           205.46       18.94
    08/13/96 Pending                        16.1   Com Stock           180.51       13.42
    07/16/96 NonBinding                     15.4   Com Stock            92.96        5.43
    01/19/96 Pending                        17.0   Com Stock           170.58       10.63
    12/19/95 Completed                      11.2   Mixture             180.00       13.21
    08/23/95 Completed                      30.0   Com Stock           216.49       19.01
    07/27/95 Completed                      11.3   Com Stock           126.97         N/A
    07/18/95 Completed                      24.0   Mixture             197.14       22.86
    07/13/95 Completed                      23.0   Com Stock           111.36       11.39
                                                                      -------       ------
    AVERAGES                                                          $164.61       14.36

     The cost of the Fairness Option is included in the total costs charged by the Advisor for its marketing services for Bankshares. Advisor has been engaged by BancGroup to make introductions to potential merger partners in and around the Atlanta, Georgia metropolitan area and has received total compensation for these services from BancGroup of $75,000.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BANKSHARES

     The Board of Directors of Bankshares has determined that the Merger is in the best interests of Bankshares and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BANKSHARES VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup has been seeking to expand its banking service in the Georgia market and currently operates a commercial bank and a federal savings bank in the Atlanta area. The Board of Directors of BancGroup believes that the acquisition of Bankshares and the Bank is consistent with that strategy.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of Bankshares, including its strong capital and good asset quality; (ii) similarities in the philosophies of BancGroup and Bankshares, including Bankshares' commitment to delivering high quality personalized financial services to its customers; and (iii) Bankshares' management's knowledge of and experience in the Northwest Georgia area.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Bankshares hold Bankshares Options which entitle them to purchase, in the aggregate, up to 46,750 shares of Bankshares Common Stock. Under the terms of the Agreement, any Bankshares Options which are not exercised prior to the Effective Date will be assumed by BancGroup giving the holders of such options the right to acquire shares of BancGroup Common Stock. See "Conversion of Bankshares Common Stock."

     Certain of the directors and executive officers of Bankshares own Series A Debentures which are convertible into, in the aggregate, up to 15,906 shares of Bankshares Common Stock. Under the terms of the Agreement, any Series A Debentures which are not converted prior to the Effective Date will be assumed by BancGroup. See "The Merger -- Conversion of Bankshares Common Stock" and "Treatment of Series A Debentures."

     The Agreement provides that it is a condition to BancGroup's obligation to close the Merger that Charles Y. Allgood, president of Bankshares and the Bank, execute a severance agreement with BancGroup. Mr. Allgood and BancGroup have agreed upon the terms of the severance agreement which will provide that

(i) for a period of one year following the Effective Date, BancGroup may terminate Mr. Allgood's employment at any time by paying Mr. Allgood a lump-sum payment equal to Mr. Allgood's annual cash salary at the time the notice of termination is given plus $12,300; (ii) BancGroup's obligation to make the payments referenced in the foregoing clause (i) shall not apply if BancGroup terminates Mr. Allgood for "cause", as defined in the severance agreement, or if Mr. Allgood voluntarily terminates his employment; and (iii) Mr. Allgood will agree not to compete with the Bank in Whitfield County for a period of 12 months following his termination provided he has received the lump-sum payment referenced in clause (i) above or one-half of such payment if Mr. Allgood is terminated for cause or voluntarily terminates his employment.

     On the Effective Date, all employees of Bankshares (including its executive officers) shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with BancGroup's severance policy as of the date of the Agreement. All employees of Bankshares who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees. BancGroup has indicated that it currently intends to retain each of the executive officers of Bankshares following the consummation of the Merger (although it has no obligation to do so), on substantially the same terms and conditions (including salary) as currently earned by such executive officers.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of Bankshares against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the fullest extent that Bankshares would have been permitted under Georgia law, or under its Articles of Incorporation or Bylaws, to indemnify such persons (and also to advance expenses as incurred to the fullest extent permitted under applicable law).

     Except as described above, none of the directors or executive officers of Bankshares, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Bankshares Common Stock.

CONVERSION OF BANKSHARES COMMON STOCK

     On the Effective Date, each share of Bankshares Common Stock outstanding and held by Bankshares' shareholders shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock (the "Merger Consideration"). Specifically, each outstanding share of Bankshares Common Stock shall be converted into a number of shares of BancGroup Common Stock which is equal to $27.39 divided by the Market Value. The Market Value shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the 10 trading days ending on the trading day immediately preceding the Effective Date, provided, however, that regardless of the actual Market Value as calculated above, Market Value shall not be less than $29.75, nor more than $37.75. Accordingly, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 645,240 (based upon a minimum Market Value of $29.75) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 508,500 (based upon a maximum Market Value of $37.75) assuming 700,836 shares of Bankshares Common Stock outstanding.

     To the extent that the number of shares of Bankshares Common Stock may increase based upon the exercise of Bankshares Options or the conversion of the Series A Debentures, the aggregate number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Bankshares Common Stock outstanding at the Effective Date being exchanged for a number of shares of BancGroup Common Stock which is equal to one share of Bankshares Common Stock multiplied by the Exchange Ratio, i.e., $27.39 divided by the Market Value.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. Each shareholder of Bankshares having a fractional interest arising upon the conversion of Bankshares Common Stock into BancGroup Common Stock will, at the time of surrender of the certificates representing Bankshares Common Stock, be paid by BancGroup an amount of cash equal to the value of such fractional interest based on the fair market value of such fractional share. Fair market value for this purpose shall be the Market Value.

     As an example, a shareholder of Bankshares who owns 100 shares of Bankshares Common Stock would be entitled to receive for such shares BancGroup Common Stock. Assuming a Market Value of BancGroup Common Stock at the Merger of $35.05 (calculated as of September 19, 1996), then such shareholder would receive Merger Consideration as follows:

                        NUMBER OF SHARES OF                      NUMBER OF SHARES OF BANCGROUP
                      BANKSHARES COMMON STOCK                     COMMON STOCK TO BE RECEIVED
    -----------------------------------------------------------  -----------------------------
           100                                                                   78(1)

---------------

(1) Each share of Bankshares Common Stock receives an amount of BancGroup Common Stock determined by the following formula: $27.39 / $35.05 = 0.7815. Thus, 100 shares multiplied by 0.7815 yields 78.15 shares of BancGroup Common Stock. The fraction of .15 of a share would be paid in cash.

     As the Market Value of the BancGroup Common Stock rises, the number of shares of BancGroup Common Stock to be issued in the Merger will decrease, and as the Market Value falls, the number of such shares will increase, subject to the minimum and maximum shares to be issued as described above.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Bankshares Common Stock shall be converted in the Merger.

     On the Effective Date, BancGroup will assume Bankshares' Series A Debentures respecting the issuance of 64,773 shares of Bankshares Common Stock. Such debentures shall be convertible into shares of BancGroup Common Stock, with each share of Bankshares Common Stock that would have been issued upon conversion of such debenture being convertible into a number of shares of BancGroup Common Stock which is equal to one share of Bankshares Common Stock multiplied by the Exchange Ratio -- i.e., $27.39 divided by the Market Value. No fractions of shares of BancGroup Common Stock will be issued upon conversion of such debentures, and any fractions to be issued shall be paid in cash, as set forth in such debentures.

     BancGroup will also assume the Bankshares Options outstanding on the Effective Date. For a description of the assumption of such options, see "Treatment of Bankshares Options."

SURRENDER OF BANKSHARES COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," Bankshares' shareholders will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the Bankshares Common Stock shall represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of Bankshares Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of Bankshares unless and until such shareholder surrenders for cancellation his or her certificate for Bankshares Common Stock. SunTrust Bank, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of Bankshares Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to Bankshares shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of Bankshares and BancGroup to consummate the Merger is conditioned on the receipt by Bankshares and BancGroup of an opinion from Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to Bankshares and BancGroup. In delivering its opinion, Miller, Hamilton, Snider & Odom, L.L.C., have received and relied upon certain representations of BancGroup and Bankshares and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon certain assumptions, including the assumption that Bankshares has no knowledge of any plan or intention on the part of the Bankshares shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to a number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the Bankshares Common Stock outstanding immediately upon the Merger.

     Neither Bankshares nor BancGroup intends to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. Bankshares' shareholders should be aware that the opinion of counsel will not be binding on the Internal Revenue Service or the courts.

     Among other things, the following discussion is based on Bankshares' shareholders maintaining sufficient equity ownership interest in BancGroup after the Merger. The Internal Revenue Service takes the position for purposes of issuing an advance ruling on reorganizations that the shareholders of an acquired corporation (i.e., Bankshares) must maintain, in the aggregate, a continuing equity ownership interest in the acquiring corporation (i.e., BancGroup) equal, in terms of value, to at least 50% of their interest in such acquired corporation. Shares of Bankshares Common Stock and BancGroup Common Stock held by Bankshares shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger may be taken into account in determining whether the requirement with respect to continuing equity ownership of BancGroup Common Stock is met by Bankshares' shareholders.

     If the assumption stated above, that there is no plan or intention by the Bankshares shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to a number of shares with an aggregate fair market value of at least 50 percent of the total fair market value of Bankshares Common Stock outstanding immediately before the Merger, were to be incorrect, then counsel could not opine that the Merger is a reorganization under Section 368 of the Code.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the following federal income tax consequences will result to Bankshares' shareholders who exchange their shares of Bankshares Common Stock for shares of BancGroup Common Stock:

          1. The Merger will qualify as a reorganization within the meaning of
     Section 368(a)(1) pursuant to Section 368(a)(1)(A) of the Code.

          2. No gain or loss will be recognized by Bankshares upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of Bankshares.

          3. The basis of the assets of Bankshares acquired by BancGroup will be the same as the basis of the assets in the hands of Bankshares immediately prior to the Merger.

          4. The holding period of the assets of Bankshares in the hands of BancGroup will include the period during which such assets were held by Bankshares.

          5. No gain or loss will be recognized by a Bankshares shareholder upon the receipt of BancGroup Common Stock solely in exchange for such shareholder's Bankshares' Common Stock; except that gain or loss resulting from the receipt of cash by Bankshares' shareholders who dissent will be recognized in accordance with the provisions of Section 302 of the Code as a distribution in redemption of such shareholder's Bankshares Common Stock. In addition, no gain or loss will be recognized by a Bankshares debenture holder upon the assumption of such debentures by BancGroup.

          6. The payment of cash to a Bankshares shareholder in lieu of a fractional share of BancGroup Common Stock as part of the Merger will be treated as if the fractional share was delivered to the shareholder and then redeemed by BancGroup, with the tax effect of such deemed redemption being determined under Section 302(b) of the Code.

          7. The basis of the BancGroup Common Stock (including any fractional share) received by a Bankshares shareholder in the Merger will be the same as the basis of the Bankshares Common Stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount treated as a dividend and the amount of gain recognized on the exchange.

          8. The holding period of the BancGroup Common Stock received by a Bankshares shareholder in the Merger will include the holding period of the Bankshares Common Stock surrendered in exchange therefor, provided such shares of Bankshares Common Stock were capital assets or property described under Section 1231 of the Code in the hands of a Bankshares shareholder on the day of the Merger, and otherwise will begin on the date following the date of the Merger.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF BANKSHARES, TO BANKSHARES AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, SHAREHOLDERS WHO DO NOT HOLD THEIR SHARES OF BANKSHARES COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF BANKSHARES COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE TAX CONSEQUENCES TO BANKSHARES EMPLOYEES UNDER EMPLOYMENT AND OTHER AGREEMENTS ARE NOT DISCUSSED. THE TAX CONSEQUENCES TO HOLDERS OF BANKSHARES OPTIONS AND DEBENTURES ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. BANKSHARES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of Bankshares, a Georgia corporation, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to Bankshares Common Stock as compared with BancGroup Common Stock, see "COMPARATIVE RIGHTS OF STOCKHOLDERS."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Bankshares and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Bankshares Common Stock; (ii) any required approvals of the Merger by the Federal Reserve and the Georgia Department, and the approval of the merger of the Bank with Colonial Bank by the FDIC and the Georgia Department; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger, (iv) the absence of any investigation by any governmental agency which might result in any such proceeding, (v) consummation of the Merger no later than May 31, 1997, and (vi) receipt of opinions of counsel regarding certain matters.

     The obligation of Bankshares to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE; (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement; and (iv) receipt of the opinion of the Advisor that the Merger Consideration is fair from a financial point of view to the shareholders of Bankshares.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Bankshares; (ii) the accuracy in all material respects of the representations and warranties of Bankshares contained in the Agreement, and the performance by Bankshares of all of its covenants and agreements under the Agreement; (iii) the receipt by BancGroup of certain undertakings from holders of Bankshares Common Stock who may be deemed to be "affiliates" of Bankshares pursuant to the rules of the Commission; and (iv) the receipt of an opinion from Coopers & Lybrand L.L.P. that the Merger qualifies for pooling of interests accounting treatment.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement, will be satisfied. The Agreement provides that Bankshares and BancGroup may waive all conditions to their obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and Bankshares shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of Bankshares and BancGroup would be subject to fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     The Boards of Directors of BancGroup and Bankshares may agree to amend or terminate the Agreement before or after approval by the shareholders of Bankshares. However, the Board of Directors of Bankshares shall not agree to any amendments to the Agreement which would alter the Merger Consideration or which in the opinion of the Board of Directors of Bankshares would adversely affect the rights of the shareholders of Bankshares, unless such amendments are approved by the holders of a majority of the outstanding Bankshares Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     The Merger is subject to prior approval of the Federal Reserve under the BHCA and by the Georgia Department under the Financial Institutions Code of Georgia. It is contemplated that subsequent to the Merger, the Bank will be acquired by BancGroup's Georgia subsidiary, Colonial Bank, either through a merger or a purchase of assets (the "Bank Merger"). The approval of the FDIC and the Georgia Department must be obtained prior to the Bank Merger. BancGroup filed an application with the Federal Reserve on November 6, 1996, and it is anticipated that BancGroup will file applications with the FDIC and the Georgia

Department on or about November 12, 1996. The regulatory approval process is expected to take approximately three months from the latter date.

     Federal Reserve Approval. Under Section 3 of the BHCA, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographic area. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition or tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial and managerial resources and future prospects of BancGroup's banking subsidiaries following the consummation of the Merger, as well as the compliance records of such banking subsidiaries under the Community Reinvestment Act. The Federal Reserve has indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality.

     In addition, the Federal Reserve is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an "Interstate Acquisition"), without regard to whether such transaction is prohibited under the law of any state. However, if the law of the state in which the target bank is located requires the target bank to have been in existence for some minimum period of time, the Federal Reserve is prohibited from approving an application by a bank holding company to acquire such target bank if such target bank does not satisfy this state law requirement, so long as the state law specifying such minimum period of time does not specify a period of more than five years. Also, the Board is prohibited from approving an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits of insured depository institutions in the United States. Finally, subject to certain exceptions, the Federal Reserve may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the U.S. Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Georgia Department. The Georgia Department must also approve the Merger and the Bank Merger pursuant to applicable provisions of the Financial Institutions Code of Georgia. The Commissioner of the Georgia Department is prohibited from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the state of Georgia. In addition, the Commissioner is prohibited from approving the Merger if it determines that the effect of the Merger, in any section of the state, would be substantially to lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. As part of the Georgia Department's review of the Merger, the Commissioner is required to take into consideration the financial and managerial resources and future prospects of the company or companies and the banks concerned and the convenience and needs of the community to be served. Prior to granting approval, the Commissioner is required to provide reasonable notice of the Merger in the area affected and afford the public an opportunity to submit information, objections, and opinions of the Merger for the Commissioner's consideration.

     Prior to approving the Bank Merger, the Georgia Department must determine that the applicable requirements of the Financial Institutions Code of Georgia have been satisfied, that the plan of merger and any modification thereof adequately protect the interests of depositors, other creditors, and shareholders, that the requirements for the Bank Merger under all applicable laws have been satisfied and the resulting bank would satisfy the requirements of the Financial Institutions Code of Georgia applicable to it, and the Bank Merger would be consistent with adequate and sound banking or fiduciary practice and in the public interest on the basis of the financial history and condition of the parties to the plan of merger, their prospects, the character of their management, and the convenience and needs of the area primarily to be served by the resulting institution.

     Federal Deposit Insurance Corporation. Pursuant to the requirements of the Federal Deposit Insurance Act, the FDIC must approve the Bank Merger. The FDIC is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the FDIC is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The FDIC is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15-30 days following the FDIC's approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Bank Merger for antitrust reasons, may challenge the consummation of the Bank Merger.

     The Agreement provides that the obligation of each of BancGroup and Bankshares to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that any regulatory agency will approve BancGroup's applications to acquire Bankshares, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of Bankshares pending consummation of the Merger. The Agreement prohibits Bankshares from taking any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by the parties, without the prior written approval of BancGroup:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of Bankshares Common Stock issued upon the exercise of Bankshares Options or the conversion of the Series A Debentures;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, or requiring the consent of any party to the transfer and assignment of any of its assets;

          (vii) Suffering any losses or waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer (vice president and above) of Bankshares or any of its subsidiaries shall, directly or indirectly own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Bankshares or its subsidiaries.

     The Agreement also provides that, at the request of BancGroup, (i) Bankshares will inform BancGroup concerning loan requests over $250,000 that are not single-family residential loans and other loan requests outside the ordinary course of business and (ii) Bankshares will consult with BancGroup to coordinate various other business issues on a basis mutually satisfactory to Bankshares and BancGroup. Bankshares and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing law.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, neither Bankshares nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Bankshares or any business combination involving Bankshares other than as contemplated by the Agreement. Bankshares will notify BancGroup immediately if any such inquiries or proposals are received by Bankshares, if any such information is requested from Bankshares, or if any such negotiations or discussions are sought to be initiated with Bankshares. Bankshares shall instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that Bankshares may communicate information about any such acquisition proposal to its shareholders if and to the extent that legal counsel provides a written opinion to Bankshares that it is required to do so in order to comply with its legal obligations.

INDEMNIFICATION

     BancGroup has agreed to indemnify present and former directors and officers of Bankshares and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the extent provided under Georgia law and Bankshares' Articles of Incorporation and Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Article 13 of the Georgia Business Corporation Code provides for rights of appraisal for the value of the shares of a shareholder who (i) has delivered notice in writing to Bankshares before the vote is taken that the stockholder intends to demand payment for his or her shares if the Merger is consummated and
(ii) either votes against the Merger or refrains from voting on the Merger. The notice must be delivered to D/W Bankshares, Inc., attention Corporate Secretary, 401 South Thornton Avenue, Dalton, Georgia 30720. If a shareholder votes against the Merger or refrains from voting on the Merger, but does not also deliver the notice in writing to Bankshares before the shareholder vote on the Merger occurs, such shareholder will lose his or her appraisal rights.

     Within ten (10) days after the Effective Date of the Merger, BancGroup, as the corporation surviving the Merger, will send to each Bankshares shareholder who has given such notice a written dissenter's notice (the "Dissenter's Notice") stating, among other things, a date not less than thirty (30) days nor more than sixty (60) days after the date of the Dissenter's Notice by which the shareholder must submit a written payment demand. The Dissenter's Notice will also include where and when stock certificates for shares of Bankshares Common Stock must be deposited. A Bankshares shareholder who does not demand payment or deposit stock certificates where required by the date set in the Dissenter's Notice shall lose his or her right to dissent and will not be entitled to payment for his or her shares.

     Within ten (10) days of the later of the Effective Date or receipt of a payment demand by the dissenting shareholders, BancGroup will offer to pay each dissenting shareholder who has complied with the requirements of the Georgia Business Corporation Code the amount which BancGroup estimates to be the fair value of the shares, plus accrued interest. A shareholder may agree to accept such offer.

     If a dissenting shareholder is dissatisfied with BancGroup's offer of payment, the shareholder may notify BancGroup in writing within thirty (30) days of the offer of his or her own estimate of the fair value plus interest and demand that such payment be made. A dissenting shareholder waives his or her right to demand payment of a different amount than that offered by BancGroup and is deemed to have accepted BancGroup's offer unless such written notification is provided to BancGroup within such period.

     In the event a dissenting shareholder's second payment demand remains unsettled within sixty (60) days after BancGroup receives such demand, BancGroup will commence a nonjury equitable valuation proceeding in the Whitfield County Superior Court to determine the fair value of the shares and accrued interest. BancGroup will make all dissenting shareholders whose second payment demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If BancGroup does not commence the proceeding within sixty (60) days after receiving the dissenting shareholder's second payment demand, BancGroup shall pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by each such dissenting shareholder in his or her second payment demand.

     The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. No allowance is permitted for any increase or decrease in the value of the Bankshares Common Stock which may be attributed to the proposed Merger.

     A record shareholder may assert dissenters' rights as to fewer than all shares registered in such holder's name, but only if the record holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and provides written notice to Bankshares of the name and address of each person on whose behalf the dissenting rights are asserted. A "beneficial shareholder" is defined in the Georgia Business Corporation Code as a "person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder." The rights of a partial dissenter are determined as if the shares as to which such holder dissents and other shares held by the holder are registered in different names of shareholders. Thus, if a beneficial shareholder holds shares of Bankshares Common Stock through a bank, broker, or other nominee, such beneficial holder may assert dissenters' rights, but only if the nominee dissents with respect to all shares beneficially owned by such shareholder through the bank, broker or nominee and provides Bankshares with the name and address of each such person wishing to assert dissenters' rights. A person holding Bankshares

Common Stock through a bank, broker or other nominee should act promptly to cause such bank, broker or nominee to follow the proper procedures to perfect any dissenters' rights on behalf of such person.

     A dissenting shareholder may not challenge the Merger unless Bankshares fails to comply with appropriate procedures under Georgia law or Bankshares' Articles of Incorporation and Bylaws or unless the shareholder vote to approve the Merger was obtained by fraudulent and deceptive means.

     FAILURE OF A SHAREHOLDER TO COMPLY WITH ANY REQUIREMENTS OF THE PROVISIONS RELATING TO DISSENTER'S RIGHTS OF APPRAISAL WILL RESULT IN A FORFEITURE BY SUCH SHAREHOLDER OF APPRAISAL RIGHTS. ANY HOLDER OF BANKSHARES COMMON STOCK WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

     References herein to applicable statutes are summaries of portions thereof and do not purport to be complete and are qualified in their entirety by reference to applicable law. Article 13 of the Georgia Business Corporation Code is attached hereto as Appendix B. SHAREHOLDERS SHOULD READ APPENDIX B CAREFULLY.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to Bankshares Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of Bankshares who are not "affiliates" of Bankshares (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, affiliates of Bankshares are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of Bankshares who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers transactions within any three month-period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup which BancGroup has agreed to make available. The restrictions on sales will cease to apply under most circumstances once the former Bankshares affiliate has held the BancGroup Common Stock for at least two years. BancGroup Common Stock held by affiliates of Bankshares who become affiliates of BancGroup will be subject to additional restrictions on the ability of such persons to resell such shares.

     Bankshares will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of Bankshares. Bankshares will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

     The undertaking from each Bankshares affiliate will also provide that, notwithstanding the permissible sale of stock described above, each affiliate of Bankshares may not sell or in any other way reduce his or her risk relative to any shares of Bankshares Common Stock or of BancGroup Common Stock during the period commencing thirty days prior to the Effective Date and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of BancGroup and Bankshares have been published.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, requires that the number of shares of Bankshares Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Bankshares Common Stock. Under this accounting treatment, assets and liabilities of Bankshares would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger will be restated to reflect the consolidated operations of BancGroup and Bankshares as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for Bankshares Common Stock will be reported on the NYSE.

TREATMENT OF BANKSHARES OPTIONS

     Assumption of Options. As of the date of this Prospectus, Bankshares had granted Bankshares Options to its directors and certain executive officers which entitled the holders thereof to acquire up to 46,750 shares of Bankshares Common Stock. On the Effective Date, BancGroup shall assume all Bankshares Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms as are applicable to the Bankshares Options except as specified below. The registration statement registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued pursuant to the exercise of Bankshares Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Bankshares Common Stock subject to such Bankshares Options multiplied by the Exchange Ratio, provided that no fractional shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Bankshares Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, taking into account such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Bankshares Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For these purposes, the "Exchange Ratio" shall mean the result obtained by dividing $27.39 by the Market Value.

     The Bankshares Options were issued pursuant to a plan adopted by the Board of Directors of Bankshares (the "Option Plan"). The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is it subject to the Employee Retirement Income Security Act of 1974. Bankshares Options are not transferrable except under the laws of descent and distribution.

     Purpose of the Option Plan. The purpose of the Option Plan is to assist the Bank in retaining the employment of valued employees by offering them a greater stake in the Bank's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Bank and would contribute to its success. BancGroup believes that its assumption of the Bankshares Options will be consistent with this purpose. No further options will be granted under the Option Plan after the Merger.

     Tax Consequences -- Incentive Options. BancGroup believes, after consultation with legal counsel, that if the options issued under the Option Plan as incentive options qualified as such at the time of grant, the option after assumption by BancGroup will continue to qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. Under the Internal Revenue Code no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements just stated are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain.

     It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to securities law restrictions on the sale of shares obtained through an option.

     The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. No legal opinion has been received by BancGroup or Bankshares respecting the effect of the Merger on holders of Bankshares Options or of the exercise of such options. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     Administration. The shares of stock to be delivered upon the exercise of Bankshares Options under the Option Plan shall be made available after the Merger, from the authorized but unissued shares of BancGroup's Common Stock.

     The Option Plan is to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the board of directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "LEGAL OPINIONS." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank, BancGroup's Alabama bank subsidiary. The members of the Committee serve at the pleasure of the board of directors of BancGroup. The Committee shall interpret the Option Plan and resolve questions presented by holders of options under the Option Plan. Requests for information or questions about the Option Plan should be directed to BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36102, telephone: (334) 240-5000.

     Exercise of Options. After a Bankshares Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and, by paying to BancGroup in cash the exercise price of the shares to be acquired under a Bankshares Option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or, if the Committee agrees in a particular instance, by delivering BancGroup stock already owned by the option holder. All Bankshares Options must be exercised within 90 days after the Effective Date or such options will be forfeited.

     Amendment and Other Matters. BancGroup's board of directors may at any time amend the Option Plan, except that no amendment may make any change in any option already granted which would adversely affect the rights of any participant.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of Bankshares Options held. Option holders may obtain such information from BancGroup at the address given above.

     The shares subject to options will be obtained by BancGroup from authorized but unissued shares. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plan and does not anticipate acquiring any shares in the open market for such purposes.

TREATMENT OF SERIES A DEBENTURES

     As of the date of this Prospectus, Bankshares had outstanding Series A Debentures which are convertible into 64,773 shares of Bankshares Common Stock. On the Effective Date, BancGroup shall assume all outstanding Series A Debentures and such Debentures shall be convertible into shares of BancGroup Common Stock, with each share of Bankshares Common Stock that would have been issued upon conversion of such Debenture being convertible into such number of shares of BancGroup Common Stock equal to one share of Bankshares Common Stock multiplied by the Exchange Ratio. No fractional shares of BancGroup Common Stock shall be issued upon conversion of the Series A Debentures, however, and any fractions to be issued shall be paid in cash to the holder of the Debenture.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. The Class B was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the NASDAQ National Market System. The BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A and Class B Common Stock were reclassified into one class of Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on NASDAQ on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the NASDAQ National Market System up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                      PRICE AND
                                                                      DIVIDENDS
                                                                         PAID
                                                                     ------------      DIVIDENDS
                                                                     HIGH     LOW     (PER SHARE)
                                                                     ----     ---     -----------
1994
  1st Quarter......................................................  $20  1/4 $18        $0.20
  2nd Quarter......................................................   25       19 1/4     0.20
  3rd Quarter......................................................   24  3/4  22         0.20
  4th Quarter......................................................   23  3/4  19 1/2     0.20
1995
  1st Quarter......................................................   23  5/8  19 1/2    0.225
  2nd Quarter......................................................   27  1/2  23 1/8    0.225
  3rd Quarter......................................................   29  7/8  27 1/2    0.225
  4th Quarter......................................................   32  7/8  28 1/2    0.225
1996
  1st Quarter......................................................   36  1/2  30         0.27
  2nd Quarter......................................................   36  1/8  31 1/4     0.27
  3rd Quarter......................................................   35  7/8  31 1/4     0.27
  4th Quarter (through October 31).................................   37  7/8  34 3/4     0.27

     On August 2, 1996, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $33 1/4 per share.

     At June 30, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

BANKSHARES

     Bankshares Common Stock, $1.00 par value, is not traded on an established trading market and there is only very limited trading. The following sets forth high and low bid information for Bankshares Common Stock for each of the quarters in which trading has occurred since January 1, 1994. The prices set forth below reflect only information that has come to management's attention and do no include retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                               QUARTER ENDED                                 HIGH BID   LOW BID
---------------------------------------------------------------------------  --------   -------
September 30, 1994.........................................................   $18.50    $16.50
December 31, 1994..........................................................    17.50     16.50
March 31, 1995.............................................................    18.00     18.00
June 30, 1995..............................................................    18.00     18.00
March 31, 1996.............................................................    20.00     20.00

     Because Bankshares and the Bank are relatively new operations, the directors of Bankshares and the Bank have opted to retain earnings in order to insure the success of the entities' operations and have not initiated the payment of cash dividends.

     Immediately prior to the public announcement of the Merger on August 2, 1996, Bankshares Common Stock was trading at $20.00. On February 24, 1996, the last sales price per share reported for Bankshares Common Stock was $20.00.

     The Agreement restricts Bankshares' ability to pay dividends prior to the Effective Date. See "THE MERGER -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 44,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of September 19, 1996, there were issued and outstanding a total of 16,296,558 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. BancGroup issued in 1986 $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $8,082,000 are currently outstanding and are convertible at any time into 277,177 shares of BancGroup Common Stock, subject to adjustment. There are 767,571 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. See "BUSINESS OF BANCGROUP -- Proposed Affiliate Banks."

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     BancGroup's Preference Stock may be issued from time to time as a class without series, or if so determined by the BancGroup Board of Directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of BancGroup Preference Stock (or of the entire class of BancGroup Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the BancGroup Board of Directors. BancGroup Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the BancGroup Board.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $28 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 277,177 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At June 30, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $716 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "General" and "Preference Stock." In addition, the power of BancGroup's Board to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 19 directors of BancGroup. This provision of BancGroup's Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and President of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. The current Board of Directors of BancGroup owns approximately 13% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. BancGroup's Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. BancGroup's Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. BancGroup's bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of BancGroup's Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than BancGroup's Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the Merger is consummated, all shareholders of Bankshares will become holders of BancGroup Common Stock. The rights of the holders of the Bankshares Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by BancGroup's Certificate and bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of Bankshares Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, see "BANCGROUP CAPITAL STOCK AND DEBENTURES."

     The following information is qualified in its entirety by BancGroup's Certificate and bylaws, and Bankshares' Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "Delaware GCL") and the Georgia Business Corporation Code ("GBCC").

DIRECTOR ELECTIONS

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control -- Classified Board."

     Bankshares. Like BancGroup, Bankshares' Articles of Incorporation provide for a classified Board of Directors with three classes and provide that voting stock does not have cumulative voting rights.

REMOVAL OF DIRECTORS

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

     Bankshares. Bankshares' Articles of Incorporation provide that directors of Bankshares may be removed during their terms for cause only by the affirmative vote of the holders of a majority of the outstanding shares of Bankshares Common Stock; or without cause only by the affirmative vote of holders of at least two-thirds of the outstanding shares.

VOTING

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

     Bankshares. Like BancGroup, each stockholder of Bankshares is entitled to one vote for each share of Bankshares Common Stock held and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

     Bankshares. Like BancGroup, the holders of Bankshares Common Stock have no preemptive rights to acquire any additional shares of Bankshares Common Stock.

DIRECTORS' LIABILITY

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     Bankshares. Bankshares' Articles of Incorporation eliminate the potential personal liability of a director for monetary damages to Bankshares or its shareholders for breach of duty as a director with certain exceptions. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of Bankshares, (b) an act or omission not in good faith or involving intentional misconduct or knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distribution of corporate assets to shareholders. This limitation does not eliminate the right of Bankshares or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

INDEMNIFICATION

     BancGroup. Section 145 of the Delaware GCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware GCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the Delaware GCL.

     Bankshares. Bankshares' bylaws contain certain provisions which provide indemnification to directors and officers of Bankshares that is broader than the protection expressly mandated in Sections 14-2-850 et seq.
of the Georgia Business Corporation Code. These sections expressly allow Bankshares to provide these broader indemnification rights to its directors and officers, subject to shareholder approval.

     The indemnification provisions of its bylaws require Bankshares to indemnify persons who are parties to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person was or is a director, officer, employee or agent of Bankshares. Except as noted below, these persons would be indemnified against expenses and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by them. These persons may also be entitled to have Bankshares advance any such expenses (including, but not limited to, attorneys' fees and court costs) prior to the final disposition of the proceeding upon an undertaking to repay Bankshares if it is ultimately determined that they are not entitled to indemnification. Under its bylaws, Bankshares shall indemnify a director, officer, employee or agent if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Bankshares and, in the case of a criminal proceeding, if the individual had no reasonable cause to believe his or her conduct was unlawful.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

     Bankshares. A special meeting of shareholders may be called by Bankshares' Board of Directors, its President or by the written request of any one or more shareholders owning an aggregate of not less than 25% of Bankshares Common Stock. Any action which may be taken at a meeting of shareholders may also be taken without a meeting if a consent in writing, setting forth the action, is signed by those persons who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     BancGroup. The Delaware GCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The Delaware GCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BANCGROUP CAPITAL STOCK AND
DEBENTURES -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

     Bankshares. Bankshares' Articles of Incorporation provide that, with certain exceptions, any merger or consolidation involving Bankshares or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bankshares Common Stock. However, exceptions to this rule exist where (a) two-thirds of the Board has approved a merger or similar transaction prior to its consummation or (b) Bankshares is engaged in a merger or similar transaction with a subsidiary. In cases where one of these exceptions applies, the applicable provisions of the Georgia Business Corporation Code govern and shareholder approval of the transaction would require a favorable vote by a majority of all the votes entitled to be cast.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     BancGroup. Under the Delaware GCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control."

     As is permitted by the Delaware GCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup bylaws.

     Bankshares. The Georgia Business Corporation Code generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon unless the articles of incorporation provide for a higher or lower voting requirement. Bankshares' Articles of Incorporation provide that any amendment to the articles dealing with classifying the Board of Directors, changing the number of directors, removing directors, limiting liability of directors and officers, supermajority voting on certain transactions, and evaluating acquisition proposals require the affirmative vote of holders of at least two-thirds of the outstanding shares of Bankshares Common Stock unless two-thirds of the Board approves the amendment, in which case the applicable provisions of the Georgia Business Corporation Code would govern and the amendment would be approved by the affirmative vote of a majority of the shares entitled to vote thereon.

     Pursuant to the Georgia Business Corporation Code and Bankshares' bylaws, the bylaws of a Georgia corporation may be amended by the Board of Directors or by the shareholders.

RIGHTS OF DISSENTING STOCKHOLDERS

     BancGroup. Under the Delaware GCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the NASDAQ National Market System, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders,
(c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

     Bankshares. The rights of appraisal of dissenting shareholders under Georgia law are described above under "THE MERGER -- Rights of Dissenting Shareholders."

ANTITAKEOVER STATUTES

     BancGroup. As a Delaware corporation, BancGroup is subject to the business combination statute described under the heading "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control -- Control Acquisitions."

     Bankshares. Bankshares is not subject to the business combination statute nor to the fair price statute set forth in the Georgia Business Corporation Code at Section 14-2-1131 through Section 14-2-1133 and Section 14-2-1110 through
Section 14-2-1113, respectively.

PREFERRED STOCK

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Preference Stock."

     Bankshares. Bankshares' Articles of Incorporation do not authorize the issuance of preferred stock.

EFFECT OF THE MERGER ON BANKSHARES SHAREHOLDERS

     As of November 8, 1996, Bankshares had 471 shareholders of record and 700,836 outstanding shares of Bankshares Common Stock. As of September 19, 1996, BancGroup had 16,296,558 shares of BancGroup Common Stock outstanding with 5,914 stockholders of record.

     Assuming no exercises of Bankshares Options at the Effective Date and a Market Value of BancGroup Common Stock of $35.05, calculated as of September 19, 1996, an aggregate amount of 547,672 shares of BancGroup Common Stock would be issued to the shareholders of Bankshares pursuant to the Merger. These shares would represent approximately 3.2% of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of BancGroup Common Stock to be issued in other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal stockholder and each director and officer of BancGroup. As a group, the directors and officers of BancGroup who own 12.82% of BancGroup's outstanding shares would own 12.42% after the Merger. See "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders."

                  THE COLONIAL BANCGROUP INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of June 30, 1996 (as restated), (ii) the condensed consolidated statement of condition of D/W Bankshares, Inc. and subsidiary ("Bankshares") as of June 30, 1996, (iii) the condensed consolidated statement of condition of Jefferson Bancorp, Inc. and subsidiaries ("Jefferson"), a probable combination with BancGroup, as of June 30, 1996 (as amended), (iv) the combined presentation of condensed consolidated statements of condition of other probable combinations with BancGroup: First Family Financial Corporation ("First Family"), Tomoka Bancorp, Inc. ("Tomoka"), and Fort Brooke Bancorporation ("Fort Brooke"), ("other probable combinations") as of June 30, 1996, (v) adjustments to give effect to the proposed purchase method combination with First Family and the proposed pooling of interests method business combinations with Bankshares, Jefferson and the other probable combinations,
(vi) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on June 30, 1996.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries (as restated) and Bankshares, incorporated by reference herein. These pro forma statements exclude the effects of one immaterial purchase method combination which was completed by BancGroup on July 8, 1996. The pro forma information provided below may not be indicative of future results.

                                                                           JUNE 30, 1996
                                              ------------------------------------------------------------------------
                                              CONSOLIDATED
                                                COLONIAL
                                               BANCGROUP          D/W         ADJUSTMENTS/                 JEFFERSON
                                              (RESTATED)**  BANKSHARES, INC.  (DEDUCTIONS)   SUBTOTAL    BANCORP, INC.
                                              ------------  ----------------  ------------  ----------   -------------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from banks......................  $   142,175      $  5,130                    $  147,305     $  12,027
Interest-bearing deposits....................        2,688                                       2,688
Federal funds sold...........................       12,380        11,650                        24,030
Securities available for sale................      202,191        31,093                       233,284       114,400
Investment securities........................      298,183         6,515                       304,698         1,108
Mortgage loans held for sale.................      165,925                                     165,925           654
Loans, net of unearned income................    3,442,323        80,500                     3,522,823       289,672
Less: Allowance for possible loan losses.....      (43,643)       (1,451)                      (45,094)       (2,358)
                                                ----------      --------         -------    ----------      --------
Loans, net...................................    3,398,680        79,049                     3,477,729       287,314
Premises and equipment,
  net........................................       70,720         3,822                        74,542         4,789
Excess of cost over tangible and intangible
  assets acquired, net.......................       30,114                                      30,114
Purchased mortgage servicing rights..........       92,511                                      92,511
Other real estate owned......................       10,342                                      10,342           477
Accrued interest and other assets............       82,117         2,422                        84,539        19,474
                                                ----------      --------         -------    ----------      --------
Total Assets.................................  $ 4,508,026      $139,681        $      0    $4,647,707     $ 440,243
                                                ==========      ========         =======    ==========      ========

                                                             JUNE 30, 1996
                                               -------------------------------------------
                                                  OTHER                         PRO FORMA
                                                 PROBABLE     ADJUSTMENTS/       COMBINED
                                               COMBINATIONS   (DEDUCTIONS)        TOTAL
                                               ------------   ------------      ----------

ASSETS:
Cash and due from banks......................    $ 10,837       $ (6,404)(2)    $  163,765
Interest-bearing deposits....................       1,689                            4,377
Federal funds sold...........................       5,385                           29,415
Securities available for sale................      23,739                          371,423
Investment securities........................      61,599         (1,600)(2)       365,805
Mortgage loans held for sale.................       1,991                          168,570
Loans, net of unearned income................     292,940           (100)(2)     4,105,335
Less: Allowance for possible loan losses.....      (3,096)                         (50,548)
                                                 --------       --------        ----------
Loans, net...................................     289,844                        4,054,787
Premises and equipment,
  net........................................       9,839            900(2)         90,070
Excess of cost over tangible and intangible
  assets acquired, net.......................                      6,211(2)         36,325
Purchased mortgage servicing rights..........                                       92,511
Other real estate owned......................       1,433                           12,252
Accrued interest and other assets............       7,992          1,127(2)        113,861
                                                                     (50)(2)
                                                                     779(3)
                                                 --------       --------        ----------
Total Assets.................................    $414,348       $    863        $5,503,161
                                                 ========       ========        ==========

                  THE COLONIAL BANCGROUP INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                         (IN THOUSANDS) -- (CONTINUED)

                                                                           JUNE 30, 1996
                                              ------------------------------------------------------------------------
                                              CONSOLIDATED
                                                COLONIAL
                                               BANCGROUP          D/W         ADJUSTMENTS/                 JEFFERSON
                                              (RESTATED)**  BANKSHARES, INC.  (DEDUCTIONS)   SUBTOTAL    BANCORP, INC.
                                              ------------  ----------------  ------------  ----------   -------------
                                                                       (DOLLARS IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits.....................................  $ 3,373,641      $126,091                    $3,499,732     $ 386,306
FHLB short-term borrowings...................      565,000                                     565,000        13,036
Other short-term borrowings..................      127,032                                     127,032
Subordinated debt............................        8,082         1,425                         9,507
Other long-term debt.........................       26,197                                      26,197
Other liabilities............................       90,462         1,725                        92,187         4,448
                                                ----------      --------         -------    ----------      --------
Total liabilities............................    4,190,414       129,241                     4,319,655       403,790
Common Stock.................................       40,461           700        $   (700)(1)    41,830         4,005
                                                                                   1,369(1)
Additional paid in capital...................      168,985         5,650          (5,650)(1)   173,966        29,401
                                                                                   4,981(1)
Retained earnings............................      110,522         4,212                       114,734         9,264
Treasury Stock...............................                                                                 (1,862)
Unearned compensation........................         (740)                                       (740)         (782)
Unrealized gain (loss) on securities.........       (1,616)         (122)                       (1,738)       (3,573)
                                                ----------      --------         -------    ----------      --------
Total equity.................................      317,612        10,440               0       328,052        36,453
Total liabilities and equity.................  $ 4,508,026      $139,681        $      0    $4,647,707     $ 440,243
                                                ==========      ========         =======    ==========      ========
Capital Ratios:
  Capital Ratio                                       8.11%                                       8,15%
  Tangible Leverage Ratio                             6.66                                        6.69
  Tier One Capital Ratio*                             9.22                                        9.61
  Total Capital Ratio*                               10.73                                       11.19

                                                             JUNE 30, 1996
                                               -------------------------------------------
                                                  OTHER                         PRO FORMA
                                                 PROBABLE     ADJUSTMENTS/       COMBINED
                                               COMBINATIONS   (DEDUCTIONS)        TOTAL
                                               ------------   ------------      ----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits.....................................    $371,187                       $4,257,225
FHLB short-term borrowings...................                                      578,036
Other short-term borrowings..................       6,740                          133,772
Subordinated debt............................                                        9,507
Other long-term debt.........................                                       26,197
Other liabilities............................       5,012       $  2,369(2)        109,181
                                                                   5,165(3)
                                                 --------       --------        ----------
Total liabilities............................     382,939          7,534         5,113,918
Common Stock.................................      10,077        (14,077)(2)        50,629
                                                                      (5)(2)
                                                                   8,342(2)
                                                                     457(2)
Additional paid in capital...................       8,659        (35,187)(2)       219,506
                                                                  (2,873)(2)
                                                                  39,060(2)
                                                                   5,947(2)
                                                                     533(2)
Retained earnings............................      13,186         (6,344)(2)       126,454
                                                                  (4,386)(3)
Treasury Stock...............................                      1,862(2)
Unearned compensation........................                                       (1,522)
Unrealized gain (loss) on securities.........        (513)                          (5,824)
                                                 --------       --------        ----------
Total equity.................................      31,409         (6,671)          389,243
Total liabilities and equity.................    $414,348       $    863        $5,503,161
                                                 ========       ========        ==========
Capital Ratios:
  Capital Ratio                                                                       8.09%
  Tangible Leverage Ratio                                                             6.72
  Tier One Capital Ratio*                                                            10.91
  Total Capital Ratio*                                                               12.49

---------------

 * Based on risk weighted assets
** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

D/W BANKSHARES, INC.
(pooling of interests)

     (1) To record the issuance of 547,672 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Bankshares.

                                                                       OUTSTANDING
                                                                         SHARES
                                                                       -----------
Bankshares outstanding shares........................................     700,836
Conversion ratio, determined as follows:
  $27.39/$35.05 per share, the 10-day average market value of
     BancGroup Common Stock on September 19, 1996....................      0.7815
                                                                          -------
Colonial Bancgroup shares to be issued...............................                    547,672
Par value of 547,672 shares issued at $2.50 per share................                    $ 1,369
Shares issued at par value...........................................   $   1,369
Total capital stock of Bankshares....................................       6,350
                                                                          -------
  Excess recorded as an increase in contributed capital..............                      4,981
                                                                                         -------
                                                                                           6,350
To eliminate Bankshares' capital stock:
  Common stock, at par value.........................................                       (700)
  Contributed capital................................................                     (5,650)
                                                                                         -------
                                                                                          (6,350)
                                                                                         -------
          Net change in equity.......................................                    $     0
                                                                                         =======

OTHER PROBABLE COMBINATIONS
(2) (pooling of interests)

     To record the issuance of 3,336,998 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Jefferson, Tomoka and Fort Brooke:

                                                                     OUTSTANDING
                                                                       SHARES
                                                                     -----------
    Jefferson outstanding shares...................................   3,811,976
    Conversion ratio, determined as follows:
      $18.90/$35.05 per share, the 10-day average market value of
      BancGroup Common Stock on September 19, 1996.................      0.5392
                                                                      ---------
    BancGroup shares to be issued..................................                2,055,531
    Tomoka outstanding shares......................................     405,000
    Conversion ratio, determined as follows:
      $32.00/$34.3375 per share, the 20-day average of the market
      value of BancGroup Common Stock on September 19, 1996........      0.9319
                                                                      ---------
    BancGroup shares to be issued..................................                  377,430
    Fort Brooke outstanding shares.................................   1,005,920
    Conversion ratio, determined as follows:
      $31.50/$35.05 per share, the 10-day average of the market
      value of BancGroup Common Stock on September 19, 1996........      0.8987
                                                                      ---------
    BancGroup shares to be issued..................................                  904,037
    Total BancGroup shares to be issued............................                3,336,998
    Par value of 3,336,998 shares issued at $2.50 per share........                   $8,342
    Shares issued at par value.....................................       $8,342
    Total capital stock of Jefferson, Tomoka and Fort Brooke.......      47,402
      Excess recorded as an increase in contributed capital........                   39,060
                                                                                   ---------
                                                                                      47,402
    To eliminate Jefferson, Tomoka, and Fort Brooke capital stock:
      Common stock, at par value...................................                  (14,077)
      Contributed capital..........................................                  (35,187)
      Treasury stock...............................................                    1,862
                                                                                   ---------
                                                                                     (47,402)
                                                                                   ---------
              Net change in equity.................................                $       0
                                                                                   =========

OTHER PROBABLE COMBINATIONS
(2) (purchase method)

     To assign the amount by which the estimated value of BancGroup's investment in First Family is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such net assets and to record the investment in First Family by the issuance of 182,703 shares of BancGroup Common Stock and $6,403,750 in cash for all of the outstanding 545,000 shares of First Family as follows:

    Equity in carrying value of net assets of First Family.....................  $ 9,222
    Adjustments to state assets at fair value:
      Write-up of fixed assets.................................................      900
      Write-down securities held to maturity...................................   (1,600)
      Other....................................................................     (150)
    Acquisition accruals:
      Severance pay............................................................   (1,013)
      SAIF Premium.............................................................     (966)
      Other legal, accounting, and professional................................     (390)
    Tax effect of purchase adjustments.........................................    1,127
    Goodwill...................................................................    6,211
                                                                                 --------
              Total adjustments................................................    4,119
    Adjusted equity in carrying value of net assets............................  $13,341
                                                                                 ========
    Allocated as follows:
    Par Value of 182,703 shares issued for all outstanding shares of First
      Family...................................................................  $   457
    Estimated amount in excess of par value of 182,703 shares of BancGroup
      Common Stock issued for First Family outstanding shares at an assumed market value of $35.05 per share (10 day average at September 19,
      1996)....................................................................    5,947
    Stock options to be assumed by BancGroup...................................      533
    Cash of $11.75 per share paid to First Family shareholders.................    6,404
                                                                                 --------
              Total purchase price.............................................  $13,341
                                                                                 ========

     (3) To record nonrecurring charges expected to result from the proposed pooling of interests combination with Jefferson:

    Accrual of severance pay....................................................  $4,325
    Accrual of discretionary bonus..............................................     840
                                                                                  -------

              Total accrual adjustments.........................................   5,165
    Deferred tax................................................................    (779)
                                                                                  -------

              Net charge to retained earnings...................................  $4,386
                                                                                  ========

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the six months ended June 30, 1996 and 1995 (as restated), and the years ended December 31, 1995, 1994 and 1993 (as restated), (ii) the condensed consolidated statements of income of Bankshares for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, (iii) the condensed consolidated statements of income of Jefferson, a probable combination with BancGroup, for the six months ended June 30, 1996 (as amended) and 1995 and the years ended December 31, 1995, 1994, and 1993, (iv) the combined presentation of condensed consolidated statements of income of the other probable combinations for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, (v) adjustments to give effect to the pooling of interests method combination with Bankshares and the proposed purchase method combination with First Family and the proposed pooling of interests method combinations with Jefferson, and the other probable combinations, and (vi) the pro forma combined condensed consolidated statements of income of BancGroup and subsidiaries as if such combinations had occurred on January 1, 1993. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1996 and the year ended December 31, 1995 are included in
(iv) above for First Family.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries (as restated) and Bankshares, incorporated by reference herein. These pro forma statements exclude the effect of two nonrecurring charges related to Jefferson in the amount of $4.4 million net of tax. These pro forma statements exclude the effects of one immaterial purchase method combination which was completed by BancGroup on July 8, 1996. The pro forma information may not necessarily be indicative of future results.

                                                        SIX MONTHS ENDED JUNE 30, 1996
                   ---------------------------------------------------------------------------------------------------------
                    CONSOLIDATED
                      COLONIAL                                                                      OTHER
                      BANCGROUP          D/W         ADJUSTMENTS/                  JEFFERSON       PROBABLE     ADJUSTMENTS/
                    (RESTATED)**   BANKSHARES, INC.  (DEDUCTIONS)   SUBTOTAL     BANCORP, INC.   COMBINATIONS   (DEDUCTIONS)
                   --------------- ----------------  ------------  -----------   -------------   ------------   ------------
                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income.... $       166,706     $  5,298                   $   172,004    $     16,276    $    15,621   $         (2)(1)
Interest expense...          85,386        2,518                        87,904           7,305          7,387
                   ---------------     --------      ------------  -----------   -------------   ------------   ------------
Net interest income
  before provision
  for loan
  losses...........          81,320        2,780                        84,100           8,971          8,234             (2)
Provision for loan
  losses...........           3,468          200                         3,668              20            128
                   ---------------     --------      ------------  -----------   -------------   ------------   ------------
Net interest income
  after provision
  for loan
  losses...........          77,852        2,580                        80,432           8,951          8,106             (2)
                   ---------------     --------      ------------  -----------   -------------   ------------   ------------
Noninterest
  income...........          33,311          526                        33,837           2,441          1,805
Noninterest
  expense..........          69,203        1,931                        71,134           9,485          6,622   $        177(1)
                   ---------------     --------      ------------  -----------   -------------   ------------   ------------
Income before
  income taxes.....          41,960        1,175                        43,135           1,907          3,289           (179)
Income taxes.......          14,910          390                        15,300             602          1,102             (8)(1)
                   ---------------     --------      ------------  -----------   -------------   ------------   ------------
Net income......... $        27,050     $    785      $        0   $    27,835    $      1,305    $     2,187   $       (171)
                        ==========  ===========        =========    ==========       =========      =========     ==========
Average primary
  shares
  outstanding......      16,418,000      750,087        (750,087)   16,989,469       3,906,120      1,973,312     (5,879,432)
                                                         571,469                                                   3,681,823
Average
  fully-diluted
  shares
  outstanding......      16,707,000      814,860        (814,860)   17,329,139       3,906,120      1,979,858     (5,885,978)
                                                         622,139                                                   3,682,359
Earnings per share
  Net income:
    Primary........ $          1.65     $   1.05                   $      1.64    $       0.34    $      1.11
    Fully
      diluted...... $          1.63     $   1.00                   $      1.62    $       0.34    $      1.10


                   SIX MONTHS ENDED
                    JUNE 30, 1996
                     -----------
                      PRO FORMA
                      COMBINED
                        TOTAL
                     -----------
Interest income....  $   203,899
Interest expense...      102,596
                     -----------
Net interest income
  before provision
  for loan
  losses...........      101,303
Provision for loan
  losses...........        3,816
                     -----------
Net interest income
  after provision
  for loan
  losses...........       97,487
                     -----------
Noninterest
  income...........       38,083
Noninterest
  expense..........       87,418
                     -----------
Income before
  income taxes.....       48,152
Income taxes.......       16,996
                     -----------
Net income.........  $    31,156
                      ==========
Average primary
  shares
  outstanding......   20,671,292

Average
  fully-diluted
  shares
  outstanding......   21,011,498

Earnings per share
  Net income:
    Primary........  $      1.51
    Fully
      diluted......  $      1.50

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                                    SIX MONTHS ENDED JUNE 30, 1995
                                             ----------------------------------------------------------------------------
                                             CONSOLIDATED
                                               COLONIAL
                                              BANCGROUP           D/W          ADJUSTMENTS/                   JEFFERSON
                                             (RESTATED)**   BANKSHARES, INC.   (DEDUCTIONS)    SUBTOTAL     BANCORP, INC.
                                             ------------   ----------------   ------------   -----------   -------------
                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income............................. $    131,861       $  4,573                      $   136,434    $     14,735
Interest expense............................       65,562          2,058                           67,620           6,080
                                              -----------       --------          --------    -----------      ----------
Net interest income before provision for
  loan losses...............................       66,299          2,515                           68,814           8,655
Provision for loan losses...................        2,779            177                            2,956             150
                                              -----------       --------          --------    -----------      ----------
Net interest income after provision for loan
  losses....................................       63,520          2,338                           65,858           8,505
                                              -----------       --------          --------    -----------      ----------
Noninterest
  income....................................       25,725            645                           26,370           2,103
Noninterest
  expense...................................       56,991          1,754                           58,745           9,240
                                              -----------       --------          --------    -----------      ----------
Income before income taxes..................       32,254          1,229                           33,483           1,368
Income taxes................................       11,446            440                           11,886             423
                                              -----------       --------          --------    -----------      ----------
Net income.................................. $     20,808       $    789        $        0    $    21,597    $        945
                                              ===========       ========          ========    ===========      ==========
Average primary shares
  outstanding...............................   14,762,000        743,051          (743,051)    15,328,270       3,785,703
                                                                                   566,270
Average fully-diluted shares
  outstanding...............................   15,517,000        761,711          (761,711)    16,085,754       3,785,703
                                                                                   568,754
Earnings per share:
  Net Income:
    Primary................................. $       1.41       $   1.06                      $      1.41    $       0.25
    Fully diluted........................... $       1.38       $   1.05                      $      1.38    $       0.25


                                                      SIX MONTHS ENDED JUNE 30, 1995
                                              --------------------------------------------
                                                 OTHER                          PRO FORMA
                                                PROBABLE     ADJUSTMENTS/       COMBINED
                                              COMBINATIONS   (DEDUCTIONS)         TOTAL
                                              ------------   ------------      -----------

Interest income.............................   $     9,121   $         (2)(1)  $   160,288
Interest expense............................         3,527                          77,227
                                                ----------    -----------      -----------
Net interest income before provision for
  loan losses...............................         5,594             (2)          83,061
Provision for loan losses...................           264                           3,370
                                                ----------    -----------      -----------
Net interest income after provision for loan
  losses....................................         5,330             (2)          79,691
                                                ----------    -----------      -----------
Noninterest
  income....................................           864                          29,337
Noninterest
  expense...................................         4,196            177(1)        72,358
                                                ----------    -----------      -----------
Income before income taxes..................         1,998           (179)          36,670
Income taxes................................           797             (8)(1)       13,098
                                                ----------    -----------      -----------
Net income..................................   $     1,201   $       (171)     $    23,572
                                                ==========    ===========      ===========
Average primary shares
  outstanding...............................     1,410,920     (5,196,623)      18,757,757
                                                                3,429,487
Average fully-diluted shares
  outstanding...............................     1,410,920     (5,196,623)      19,537,242
                                                                3,451,488
Earnings per share:
  Net Income:
    Primary.................................   $      0.85                     $      1.26
    Fully diluted...........................   $      0.85                     $      1.23

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                               YEAR ENDED DECEMBER 31, 1995
                                -------------------------------------------------------------------------------------------
                                CONSOLIDATED
                                  COLONIAL                                                                        OTHER
                                 BANCGROUP     D/W BANKSHARES,    ADJUSTMENTS/                   JEFFERSON       PROBABLE
                                (RESTATED)**         INC.         (DEDUCTIONS)    SUBTOTAL     BANCORP, INC.   COMBINATIONS
                                ------------   ----------------   ------------   -----------   -------------   ------------
                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income...............  $    287,141       $  9,791                      $   296,932    $     30,792    $    30,558
Interest expense..............       146,981          4,472                          151,453          13,463         14,626
                                 -----------       --------         ---------    -----------      ----------     ----------
Net interest income before
  provision for loan
  losses......................       140,160          5,319                          145,479          17,329         15,932
Provision for loan losses.....         7,350            781                            8,131             150          1,015
                                 -----------       --------         ---------    -----------      ----------     ----------
Net interest income after
  provision for loan
  losses......................       132,810          4,538                          137,348          17,179         14,917
                                 -----------       --------         ---------    -----------      ----------     ----------
Noninterest income............        54,391          1,060                           55,451           4,207          3,397
Noninterest expense...........       122,406          3,617                          126,023          18,705         12,262
                                 -----------       --------         ---------    -----------      ----------     ----------
Income before income taxes....        64,795          1,981                           66,776           2,681          6,052
Income taxes..................        23,242            642                           23,884             772          2,294
                                 -----------       --------         ---------    -----------      ----------     ----------
Net income....................  $     41,553       $  1,339        $        0    $    42,892    $      1,909    $     3,758
                                 ===========       ========         =========    ===========      ==========     ==========
Average primary shares
  outstanding.................    15,797,000        714,721          (714,721)    16,365,225       3,816,071      1,955,920
                                                                      568,225
Average fully-diluted shares
  outstanding.................    16,667,000        767,474          (767,474)    17,279,254       3,816,071      1,955,920
                                                                      612,254
Earnings per share:
  Net income:
    Primary...................  $       2.63       $   1.87                      $      2.62    $       0.50    $      1.92
    Fully diluted.............  $       2.56       $   1.81                      $      2.54    $       0.50    $      1.92

                                YEAR ENDED DECEMBER 31, 1995
                                -----------------------------
                                                   PRO FORMA
                                ADJUSTMENTS/       COMBINED
                                (DEDUCTIONS)         TOTAL
                                ------------      -----------

Interest income...............  $         (3)(1)  $   358,279
Interest expense..............                        179,542
                                 -----------      -----------
Net interest income before
  provision for loan
  losses......................            (3)         178,737
Provision for loan losses.....                          9,296
                                 -----------      -----------
Net interest income after
  provision for loan
  losses......................            (3)         169,441
                                 -----------      -----------
Noninterest income............                         63,055
Noninterest expense...........           356(1)       157,346
                                 -----------      -----------
Income before income taxes....          (359)          75,150
Income taxes..................           (17)(1)       26,933
                                 -----------      -----------
Net income....................  $       (342)     $    48,217
                                 ===========      ===========
Average primary shares
  outstanding.................    (5,771,991)      20,014,375
                                   3,649,150
Average fully-diluted shares
  outstanding.................    (5,771,991)      20,957,443
                                   3,678,189
Earnings per share:
  Net income:
    Primary...................                    $      2.41
    Fully diluted.............                    $      2.35

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                               YEAR ENDED DECEMBER 31, 1994
                                ------------------------------------------------------------------------------------------
                                CONSOLIDATED
                                  COLONIAL                                                                       OTHER
                                 BANCGROUP           D/W          ADJUSTMENTS/                  JEFFERSON       PROBABLE
                                (RESTATED)**   BANKSHARES, INC.   (DEDUCTIONS)    SUBTOTAL    BANCORP, INC.   COMBINATIONS
                                ------------   ----------------   ------------   ----------   -------------   ------------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income...............   $   211,903       $  7,136                      $  219,039     $  25,107      $   15,317
Interest expense..............        90,902          2,958                          93,860         7,433           6,052
                                 -----------       --------        ---------     -----------   ----------      ----------
Net interest income before
  provision for loan losses...       121,001          4,178                         125,179        17,674           9,265
Provision for loan losses.....         7,506            234                           7,740           330             266
                                 -----------       --------        ---------     -----------   ----------      ----------
Net interest income after
  provision for loan losses...       113,495          3,944                         117,439        17,344           8,999
                                 -----------       --------        ---------     -----------   ----------      ----------
Noninterest income............        47,752            732                          48,484         4,346           1,796
Noninterest expense...........       115,677          3,077                         118,754        18,152           9,111
                                 -----------       --------        ---------     -----------   ----------      ----------
Income before income
  taxes.......................        45,570          1,599                          47,169         3,538           1,684
Income taxes..................        15,829            482                          16,311           521             627
                                 -----------       --------        ---------     -----------   ----------      ----------
Net income....................   $    29,741       $  1,117         $      0     $   30,858     $   3,017      $    1,057
                                 ===========       ========        =========     ===========   ==========      ==========
Average primary shares
  outstanding.................    14,898,000        696,719         (696,719)    15,465,292     3,637,576       1,389,711
                                                                     567,292
Average fully-diluted shares
  outstanding.................    15,665,000        696,716         (696,716)    16,232,292     3,637,576       1,389,711
                                                                    $567,292
Earnings per share:
  Net Income:
    Primary...................   $      2.00       $   1.60                      $     2.00     $    0.83      $     0.76
    Fully diluted.............   $      1.97       $   1.60                      $     1.97     $    0.83      $     0.76


                               YEAR ENDED DECEMBER 31, 1994
                                -------------------------
                                               PRO FORMA
                                ADJUSTMENTS/    COMBINED
                                (DEDUCTIONS)     TOTAL
                                ------------   ----------

Interest income...............                 $  259,463
Interest expense..............                    107,345
                                 -----------   -----------
Net interest income before
  provision for loan losses...                    152,118
Provision for loan losses.....                      8,336
                                 -----------   -----------
Net interest income after
  provision for loan losses...                    143,782
                                 -----------   -----------
Noninterest income............                     54,626
Noninterest expense...........                    146,017
                                 -----------   -----------
Income before income
  taxes.......................                     52,391
Income taxes..................                     17,459
                                 -----------   -----------
Net income....................   $         0   $   34,932
                                 ===========   ===========
Average primary shares
  outstanding.................    (5,027,287)  18,874,547
                                   3,409,255
Average fully-diluted shares
  outstanding.................    (5,027,287)  19,641,547
                                   3,409,255
Earnings per share:
  Net Income:
    Primary...................                 $     1.85
    Fully diluted.............                 $     1.84

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                             YEAR ENDED DECEMBER 31, 1993
                      -----------------------------------------------------------------------------------------------------------
                      CONSOLIDATED
                        COLONIAL                                                                       OTHER
                       BANCGROUP     D/W BANKSHARES,    ADJUSTMENTS/                  JEFFERSON       PROBABLE       ADJUSTMENTS/
                      (RESTATED)**         INC.         (DEDUCTIONS)    SUBTOTAL    BANCORP, INC.   COMBINATIONS     (DEDUCTIONS)
                      ------------   ----------------   ------------   ----------   -------------   ------------     ------------
                                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income.....   $   160,829       $  5,735                      $  166,564     $  26,462      $   14,271
Interest expense....        66,357          2,639                          68,996         7,382           6,134
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Net interest income
  before provision
  for loan losses...        94,472          3,096                          97,568        19,080           8,137
Provision for loan
  losses............         8,850            238                           9,088         2,335             406
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Net interest income
  after provision
  for loan
  losses............        85,622          2,858                          88,480        16,745           7,731
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Noninterest
  income............        43,445            760                          44,205         5,350           2,179
Noninterest
  expense...........        98,501          2,338                         100,839        18,750           8,337
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Income before income
  taxes.............        30,566          1,280                          31,846         3,345           1,573
Income taxes........         9,780            419                          10,199           528             557
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Income before
  extraordinary
  items and the
  cumulative change
  in accounting for
  income taxes......        20,786            861                          21,647         2,817           1,016                0
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Extraordinary items,
  net of tax........          (463)                                          (463)
Cumulative effect of
  a change in
  accounting for
  income taxes......         3,650             67                           3,717                            36
                       -----------       --------        ---------     -----------   ----------      ----------      -----------
Net income..........   $    23,973       $    928         $      0     $   24,901     $   2,817      $    1,052       $        0
                       ===========       ========        =========     ===========   ==========      ==========      ===========
Average primary
  shares
  outstanding.......    12,613,000        696,726         (696,726)    13,177,748     3,816,071       1,371,864       (5,187,935)
                                                           564,748                                                     3,387,726
Average
  fully-diluted
  shares
  outstanding.......    13,706,000        696,726         (696,726)    14,270,748     3,816,071       1,371,864       (5,187,935)
                                                           564,748                                                     3,387,726
Earnings per share:
  Income before
    extraordinary
    items and
    cumulative
    effect of a
    change in
    accounting
    principle:
    Primary.........   $      1.65       $   1.24                      $     1.64     $    0.81      $     0.74
    Fully diluted...   $      1.64       $   1.24                      $     1.63     $    0.81      $     0.74
  Net income:
    Primary.........   $      1.90       $   1.33                      $     1.89     $    0.81      $     0.76
    Fully diluted...   $      1.87       $   1.33                      $     1.86     $    0.81      $     0.76


                      YEAR ENDED
                  DECEMBER 31, 1993
                     -----------
                      PRO FORMA
                       COMBINED
                        TOTAL
                      ----------

Interest income.....  $  207,297
Interest expense....      82,512
                      -----------
Net interest income
  before provision
  for loan losses...     124,785
Provision for loan
  losses............      11,829
                      -----------
Net interest income
  after provision
  for loan
  losses............     112,956
                      -----------
Noninterest
  income............      51,734
Noninterest
  expense...........     127,926
                      -----------
Income before income
  taxes.............      36,764
Income taxes........      11,284
                      -----------
Income before
  extraordinary
  items and the
  cumulative change
  in accounting for
  income taxes......      25,480
                      -----------
Extraordinary items,
  net of tax........        (463)
Cumulative effect of
  a change in
  accounting for
  income taxes......       3,753
                      -----------
Net income..........  $   28,770
                      ===========
Average primary
  shares
  outstanding.......  16,565,474

Average
  fully-diluted
  shares
  outstanding.......  17,658,474

Earnings per share:
  Income before
    extraordinary
    items and
    cumulative
    effect of a
    change in
    accounting
    principle:
    Primary.........  $     1.54
    Fully diluted...  $     1.54
  Net income:
    Primary.........  $     1.74
    Fully diluted...  $     1.72

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                             PRO FORMA ADJUSTMENTS
                                 (IN THOUSANDS)

     Adjustments Applicable to First Family:

     (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                                         JUNE 30,      DECEMBER 31,
                                                                      1996 AND 1995        1995
                                                                      --------------   ------------
Increases in income:
  Amortization of other write downs (2-5 year period)...............      $   22          $   45
  Amortization of write-down on securities portfolio (5 year
     period)........................................................         160             320
Decreases in income:
  Earnings foregone on $6,403,750 cash at an average interest rate
     5.75%..........................................................        (184)           (368)
                                                                           -----           -----
          Total.....................................................          (2)             (3)
                                                                           -----           -----
Increase in expense:
  Additional depreciation due to write-up in building and premises
     (20 year period)...............................................         (22)            (45)
  Amortization of goodwill (20 year period).........................        (155)           (311)
                                                                           -----           -----
          Total.....................................................        (177)           (356)
                                                                           -----           -----
Net decrease in income before tax...................................        (179)           (359)
                                                                           -----           -----
Tax effect of the pro forma adjustments (other than goodwill
  amortization).....................................................           8              17
                                                                           -----           -----
Net decrease in income..............................................      $ (171)         $ (342)
                                                                           -----           -----

                RECENT DEVELOPMENTS -- BANCGROUP AND BANKSHARES

     BANCGROUP -- RECENT UNAUDITED RESULTS

     The following table presents certain unaudited data for BancGroup for the period ended September 30, 1996. Unaudited historical data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.

                          THE COLONIAL BANCGROUP, INC.

                      SELECTED FINANCIAL DATA (UNAUDITED)

                                                                                           % CHANGE
                                                  SEPT. 30,     DEC. 31,    SEPT. 30,     SEPT. 30,
                                                     1996         1995         1995      1996 TO 1995
                                                  ----------   ----------   ----------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF CONDITION SUMMARY
Total assets....................................  $4,713,524   $4,202,194   $3,837,969        23%
Loans, net of unearned income...................   3,570,490    3,175,506    2,848,089        25%
Total earning assets............................   4,324,106    3,823,233    3,518,662        23%
Deposits........................................   3,561,923    3,204,260    2,935,768        21%
Shareholders' equity............................     329,917      289,463      260,038        27%
Book value per share............................  $    20.24   $    18.65   $    17.71        14%

                                         NINE MONTHS ENDED SEPT. 30,     THREE MONTHS ENDED SEPT. 30,
                                        ------------------------------   ----------------------------
                                                              % CHANGE                       % CHANGE
                                          1996       1995     96 TO 95    1996      1995     96 TO 95
                                        --------   --------   --------   -------   -------   --------
EARNINGS SUMMARY
Net interest income (taxable
  equivalent).........................  $126,766   $104,374      21%     $44,255   $36,716      21%
Provision for loan losses.............     6,023      4,155      45%       2,555     1,433      78%
Noninterest income....................    49,854     39,291      27%      16,614    13,640      22%
Noninterest expense (excl. SAIF
  special assessment).................   104,042     87,049      20%      34,890    30,043      16%
SAIF special assessment*..............     3,817                 --        3,817
Net income (excl. SAIF special
  assessment).........................    41,816     32,432      29%      14,766    11,665      27%
Net income............................    39,350     32,432      21%      12,300    11,665       5%
Average primary shares outstanding....    16,465     14,826               16,698    14,942
Average fully diluted shares
  outstanding.........................    16,754     15,597               16,985    15,706
Earnings per share excluding SAIF
  special assessment*:
  Primary.............................  $   2.54   $   2.19      16%     $  0.88   $  0.78      13%
  Fully diluted.......................      2.52       2.13      18%        0.88      0.76      16%
Earnings per common share:
  Primary.............................  $   2.39   $   2.19       9%     $  0.74   $  0.78      -5%
  Fully-diluted.......................      2.37       2.13      11%        0.73      0.76      -4%

                                         NINE MONTHS ENDED SEPT. 30,     THREE MONTHS ENDED SEPT. 30,
                                                              % CHANGE                       % CHANGE
                                                              96 TO 95                       96 TO 95
                                          1996       1995        --       1996      1995        --
                                        --------   --------              -------   -------
SELECTED RATIOS:
Return on average assets..............     1.20%      1.23%                1.21%     1.22%
Return on average assets (excl. SAIF
  assessment)*........................     1.26%      1.23%                1.27%     1.22%
Return on average equity..............    17.05%     17.90%               17.25%    18.29%
Return on average equity (excl. SAIF
  assessment)*........................    17.83%     17.90%               18.01%    18.29%
Efficiency ratio (excl. SAIF
  assessment)*........................    58.91%     60.59%               57.32%    59.66%
Equity to assets......................     7.00%      6.78%
Total capital.........................     8.04%      8.17%
Tier one leverage.....................     6.52%      6.34%

---------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation. These mergers were accounted for as poolings of interests and the financial results restated accordingly.
* Legislation approving a one-time special assessment on SAIF deposits resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in the third quarter.

     Net income for the the nine months ended September 30, 1996 was $39,350,000 compared to $32,432,000 for the previous period, a 21% increase. Earnings per share for the nine months were $2.37 on a fully diluted basis, an 11% increase over 1995. The company's return on average equity was 17.05% compared to 17.90% in 1995. Return on average assets was 1.20% compared to 1.23% in 1995.

     Net income for the third quarter of 1996 was $12,300,000 compared to $11,665,000 in 1995, a 5% increase. Earnings per share for the third quarter of 1996 were $.73 compared to $.76 for the same period in 1995, a 4% decrease.

BANKSHARES UNAUDITED RESULTS OF OPERATIONS AND FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     Bankshares unaudited results for the nine months ended September 30, 1996 reported net income of $1,213,000 or $1.73 per share, versus $1,104,000 or $1.58 per share for the prior year.

     Bankshares unaudited results for the quarter ended September 30, 1996 reported net income of $402,002 or $.57 per share, versus $315,000 or $.45 per share for the prior year.

     Set forth below are selected financial highlights for D/W Bankshares, Inc. for the periods indicated (amounts in thousands except per share amounts):

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Total interest income..........................................  $  7,999     $  7,041
    Total interest expense.........................................     3,763        3,269
                                                                     --------     --------
    Net interest income............................................     4,236        3,772
    Provision for loan losses......................................       205          399
                                                                     --------     --------
    Net interest income after provision for loan losses............     4,031        3,373
    Total other income.............................................       770        1,007
    Total other expenses...........................................     2,984        2,649
                                                                     --------     --------
    Income (loss) before taxes.....................................     1,817        1,732
    Income tax.....................................................       605          628
                                                                     --------     --------
    Net income (loss)..............................................  $  1,213     $  1,104
    Net income (loss) per share....................................  $   1.73     $   1.58
    Average shares outstanding.....................................   700,836      700,149
    Total Assets...................................................  $130,112     $125,265
    Deposits.......................................................   116,129      112,658
    Loans receivable, net..........................................    74,621       77,410
    Allowances for loan losses.....................................     1,433        1,175
    Securities.....................................................    36,528       33,155
    Real estate owned..............................................     2,728        2,046
    Stockholders' equity...........................................    10,927        9,538
    Stockholders' equity per share.................................  $  15.59     $  13.62

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following table sets forth selected financial information on a historical (as restated) and pro forma basis for BancGroup for the year ended December 31, 1995 and as of and for the six months ended June 30, 1996, and on a historical (as restated) basis for BancGroup as of and for the five years ended December 31, 1995, 1994, 1993, 1992 and 1991.

     The pro forma information includes consolidated restated BancGroup and subsidiaries, consolidated First Family, consolidated Jefferson, consolidated Bankshares, consolidated Tomoka and Fort Brooke. The pro forma balance sheet data give effect to the combinations as if they had occurred on June 30, 1996 and the pro forma operating data give effect to the combinations as if they had occurred at the beginning of the earliest period presented.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included incorporated by reference in this prospectus. In the opinion of BancGroup, all adjustments necessary for a fair presentation of the results of the interim periods have been included, and all adjustments are of a normal and recurring nature. The results of operations for the interim period ended June 30, 1996 are not necessary indicative of the results obtained for the full year.

SELECTED FINANCIAL DATA
COLONIAL BANCGROUP (PRO FORMA) AND COLONIAL BANCGROUP (HISTORICAL -- AS
RESTATED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED JUNE 30,
                                                       ---------------------------------------------
                                                       BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP
                                                       PRO FORMA   HISTORICAL  PRO FORMA   HISTORICAL
                                                         1996        1996        1995        1995
                                                       ---------   ---------   ---------   ---------
Statement of Income:
Interest income......................................  $203,899    $166,706    $160,288    $131,861
Interest expense.....................................   102,596      85,386      77,227      65,562
                                                       ---------   ---------   ---------   ---------
Net interest income..................................   101,303      81,320      83,061      66,299
Provision for possible loan losses...................     3,816       3,468       3,370       2,779
                                                       ---------   ---------   ---------   ---------
Net interest income after provision for possible loan
  losses.............................................    97,487      77,852      79,691      63,520
Noninterest income...................................    38,083      33,311      29,337      25,725
Noninterest expense..................................    87,418      69,203      72,358      56,991
                                                       ---------   ---------   ---------   ---------
Income before income taxes...........................    48,152      41,960      36,670      32,254
Applicable income taxes..............................    16,996      14,910      13,098      11,446
                                                       ---------   ---------   ---------   ---------
Income before extraordinary items and the cumulative
  effect of a change in accounting for income
  taxes..............................................    31,156      27,050      23,572      20,808
Extraordinary items, net of income taxes.............
Cumulative effect of change in accounting for income
  taxes..............................................
                                                       ---------   ---------   ---------   ---------
Net Income...........................................  $ 31,156    $ 27,050    $ 23,572    $ 20,808
                                                       ========    ========    ========    ========
Earnings Per Common Share
Income before extraordinary items and the cumulative
  effect of a change in accounting for income taxes:
  Primary............................................  $   1.51    $   1.65        1.26    $   1.41
  Fully-diluted......................................  $   1.50    $   1.63        1.23    $   1.38
Net Income:
  Primary............................................  $   1.51    $   1.65        1.26    $   1.41
  Fully-diluted......................................  $   1.50    $   1.63        1.23    $   1.38
Average shares outstanding:
  Primary............................................    20,671      16,418      18,758      14,762
  Fully-diluted......................................    21,011      16,707      19,537      15,517
Cash dividends per common share:(1)
  Common.............................................  $   0.54    $   0.54    $   0.45    $   .045

---------------

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class of Common Stock.

                                  YEAR ENDED DECEMBER 31,                                  YEAR ENDED DECEMBER 31,
                   ------------------------------------------------------   -----------------------------------------------------
                   BANCGROUP  BANCGROUP  BANCGROUP   BANCGROUP  BANCGROUP   BANCGROUP  BANCGROUP  BANCGROUP  BANCGROUP  BANCGROUP
                   PRO FORMA  PRO FORMA  PRO FORMA   PRO FORMA  PRO FORMA   HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL
                     1995       1994       1993        1992       1991        1995       1994       1993       1992       1991
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Statement of
  Income:
Interest income... $358,279   $259,463   $207,297    $196,374   $203,889    $287,141   $211,903   $160,829   $146,486   $150,462
Interest
  expense.........  179,542    107,345     82,512      87,947    117,491     146,981     90,902     66,357     67,389     87,717
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest
  income..........  178,737    152,118    124,785     108,427     86,398     140,160    121,001     94,472     79,097     62,745
Provision for
  possible loan
  losses..........    9,296      8,336     11,829      14,726     12,363       7,350      7,506      8,850      8,956      7,097
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest
  income after
  provision for
  possible loan
  losses..........  169,441    143,782    112,956      93,701     74,035     132,810    113,495     85,622     70,141     55,648
Noninterest
  income..........   63,055     54,626     51,734      46,657     39,373      54,391     47,752     43,445     37,027     32,668
Noninterest
  expense.........  157,346    146,017    127,926     113,510     95,524     122,406    115,677     98,501     85,636     72,377
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before
  income taxes....   75,150     52,391     36,764      26,848     17,884      64,795     45,570     30,566     21,532     15,939
Applicable income
  taxes...........   26,933     17,459     11,284       8,047      5,238      23,242     15,829      9,780      5,742      4,197
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before
  extraordinary
  items and the
  cumulative
  effect of a
  change in
  accounting for
  income taxes....   48,217     34,932     25,480      18,801     12,646      41,553     29,741     20,786     15,790     11,742
Extraordinary
  items, net of
  income taxes....                           (463 )                  831                              (463 )                 831
Cumulative effect
  of change in
  accounting for
  income taxes....                          3,753         280        184                             3,650
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net Income........ $ 48,217   $ 34,932   $ 28,770    $ 19,081   $ 13,661    $ 41,553   $ 29,741   $ 23,973   $ 15,790   $ 12,573
                   =========  =========  =========   =========  =========   =========  =========  =========  =========  =========
Earnings Per
  Common Share
Income before
  extraordinary
  items and the
  cumulative
  effect of a
  change in
  accounting for
  income taxes:
  Primary......... $   2.41   $   1.85   $   1.54    $   1.14   $    .90    $   2.63   $   2.00   $   1.65   $   1.44   $   1.15
  Fully-diluted... $   2.35   $   1.84   $   1.54    $   1.14   $    .90    $   2.56   $   1.97   $   1.64   $   1.44   $   1.15
Net Income:
  Primary......... $   2.41   $   1.85   $   1.74    $   1.16   $    .97    $   2.63   $   2.00   $   1.90   $   1.44   $   1.23
  Fully-diluted... $   2.35   $   1.84   $   1.72    $   1.16   $    .97    $   2.56   $   1.97   $   1.87   $   1.44   $   1.23
Average shares
  outstanding:
  Primary.........   20,014     18,875     16,565      16,498     14,104      15,797     14,898     12,613     10,996     10,219
  Fully-diluted...   20,957     19,642     17,658      17,264     15,446      16,667     15,665     13,706     12,307     11,561
Cash dividends per
  common share:(1)
  Common.......... $  0.675                                                 $  0.675
  Class A......... $  0.225   $   0.80   $   0.71    $   0.67   $   0.63    $  0.225   $   0.80   $   0.71   $   0.67   $   0.63
  Class B......... $  0.125   $   0.40   $   0.31    $   0.27   $   0.23    $  0.125   $   0.40   $   0.31   $   0.27   $   0.23

---------------

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class of Common Stock.

                                                     JUNE 30,                                DECEMBER 31,
                                              ----------------------  -----------------------------------------------------------
                                              BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP
                                              PRO FORMA   HISTORICAL  HISTORICAL   HISTORICAL  HISTORICAL  HISTORICAL  HISTORICAL
                                                 1996        1996        1995         1994        1993        1992        1991
                                              ----------  ----------  ----------   ----------  ----------  ----------  ----------
Statement of Condition
At period end:
  Total assets............................... $5,503,161  $4,508,026  $4,202,195   $3,219,082  $3,104,410  $2,027,455  $1,861,980
  Loans, net of unearned income..............  4,105,335   3,442,323   3,175,560    2,352,870   1,963,052   1,330,928   1,200,443
  Mortgage loans held for sale...............    175,085     165,925     110,486       60,726     361,496     144,215     105,219
  Deposits...................................  4,257,225   3,373,641   3,204,198    2,504,461   2,444,418   1,697,648   1,601,973
  Long-term debt.............................     35,704      34,279      29,142       69,203      57,397      22,979      27,225
  Shareholders' equity.......................    389,124     317,612     289,464      224,018     198,389     123,952     111,437
Average daily balances:
  Total assets............................... $5,413,500  $4,425,465  $3,659,140   $3,074,619  $2,379,628  $1,978,313  $1,779,767
  Interest-earning assets....................  4,956,982   4,038,424   3,333,887    2,768,705   2,100,674   1,730,373   1,583,046
  Loans, net of unearned income..............  3,986,157   3,340,474   2,708,633    2,138,371   1,494,053   1,273,486   1,187,081
  Mortgage loans held for sale...............    175,660     175,660      97,511      131,121     241,683     118,510      65,373
  Deposits...................................  3,490,161   2,717,879   2,828,864    2,471,657   1,876,026   1,665,417   1,531,672
  Shareholders' equity.......................    388,839     312,630     250,826      214,543     144,216     117,822     103,330
Book value per share at period end........... $    19.21  $    19.62  $    18.65   $    15.62  $    14.40  $    11.04  $    11.08
Tangible book value per share at period
  end........................................ $    17.92  $    17.86  $    16.82   $    14.33  $    13.21  $    10.45  $    10.39
Selected Ratios
  Income before extraordinary items and the
    cumulative effect of a change in
    accounting for income taxes to:
    Average assets...........................       0.58        0.61        1.14         0.97        0.87        0.80        0.66
    Average shareholders' equity.............       8.07        8.65       16.57        13.86       14.41       13.40       11.36
  Net Income to:
    Average assets...........................       0.58        0.61        1.14         0.97        1.01        0.80        0.71
    Average shareholders' equity.............       8.07        8.65       16.57        13.86       16.62       13.40       12.17
Efficiency ratio.............................      62.47       60.37       62.11        67.65       70.40       72.41       74.11
Dividend payout ratio........................      27.49       27.28       25.32        24.99       20.22       26.44       30.71
Average equity to average total assets.......       7.18        7.06        6.85         6.98        6.06        5.96        5.81
Allowance for possible loan losses to total
  loans (net of unearned income).............       1.23        1.26        1.31         1.57        1.58        1.55        1.44

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware. BancGroup operates wholly owned banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name "Colonial Bank." Colonial Bank conducts a full service commercial banking business in the state of Alabama through 110 banking offices. In Tennessee, Colonial Bank conducts a general commercial banking business through four offices. In Georgia, BancGroup's federal savings bank, Colonial Bank, FSB, operates through three offices in the Atlanta, Georgia area, and its commercial bank subsidiary, Colonial Bank, operates seven branches in Lawrenceville, Georgia. In Florida, Colonial Bank operates eight branches in the Orlando area. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $10 billion in residential loans and which originates mortgages in 29 states through 6 regional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (22%) and residential real estate loans (49%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans. The lending activities of Colonial Bank in Alabama are dependent upon the demands within the local markets of its branches. Based on this demand, loans collateralized by commercial and residential real estate have been the fastest growing component of Colonial Bank's loan portfolio.

PROPOSED AFFILIATE BANKS

     BancGroup has entered into a definitive agreement dated as of July 19, 1996, to acquire Tomoka Bancorp, Inc. ("Tomoka"). Tomoka is a Florida corporation and is a holding company for Tomoka State Bank located in Ormond Beach, Florida. Tomoka will merge with BancGroup and following such merger Tomoka State Bank will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 377,430 shares of BancGroup Common Stock would be issued to the stockholders of Tomoka. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of Tomoka and approval by appropriate regulatory authorities. At June 30, 1996, Tomoka had assets of $72.7 million, deposits of $64.2 million and stockholders' equity of $5.9 million.

     BancGroup has entered into a definitive agreement dated as of July 19, 1996, to acquire First Family Financial Corporation ("First Family"). First Family is a Florida corporation and is a holding company for First Family Bank, fsb, located in Eustis, Florida. First Family will merge with BancGroup. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 182,703 shares of BancGroup Common Stock and $6,403,750 in cash would be issued to the stockholders of First Family. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of First Family and approval by appropriate regulatory authorities. At June 30, 1996, First Family has assets of $155.9 million, deposits of $143.4 million and stockholders' equity of $9.2 million.

     BancGroup has signed a letter of intent dated September 11, 1996, to acquire Jefferson Bancorp, Inc. ("Jefferson"). Jefferson is a Florida corporation and is a holding company for Jefferson Bank of Florida located in Miami Beach, Florida. Jefferson will merge with BancGroup and following such merger Jefferson Bank of Florida will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 2,055,531 shares of BancGroup Common Stock would be issued to the stockholders of Jefferson. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger subject to a maximum of 2,349,202 shares and a minimum of 1,861,056 shares to be issued. This transaction is subject to, among other things, approval by the stockholders of Jefferson and approval by appropriate regulatory authorities. At June 30, 1996, Jefferson had assets of $440.2 million, deposits of $386.3 million and stockholders' equity of $36.4 million.

     BancGroup has signed a letter of intent dated September 20, 1996, to acquire Fort Brooke Bancorporation ("Fort Brooke"). Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will merge with BancGroup and following such merger Fort Brooke Bank will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 904,037 shares of BancGroup Common Stock would be issued to the stockholders of Fort Brooke. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger subject to a maximum of 990,207 shares and a minimum of 812,471 shares to be issued. This transaction is subject to, among other things, approval by the stockholders of Fort Brooke and approval by appropriate regulatory authorities. At June 30, 1996, Fort Brooke had assets of $185.7 million, deposits of $163.5 million and stockholders' equity of $16.3 million.

     See "THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES -- Condensed Pro Forma Statements of Condition (Unaudited)."

     BancGroup has also entered into a definitive agreement to acquire The Union Bank in Evergreen, Alabama. Pursuant to that agreement, BancGroup will make a cash offer to purchase all of the outstanding shares of that bank's holding company for an aggregate cash price of $11,782,000, subject to regulatory approval and other conditions. The Union Bank has total assets of approximately $53 million and stockholders' equity of $7.835 million.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of September 19, 1996, BancGroup had issued and outstanding 16,296,558 shares of BancGroup Common Stock with 5,714 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 767,571 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 277,177 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 44,000,000 shares of BancGroup Common Stock authorized.

     On February 21, 1995, BancGroup concluded a reclassification of its Class A and Class B Common Stock into one class of Common Stock. The reclassification was approved by BancGroup's stockholders on December 8, 1994. On February 24, 1995, the Common Stock of BancGroup was listed for trading on the NYSE.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of September 19, 1996, of more than five percent of BancGroup's outstanding Common Stock.

                                                                                     PERCENTAGE
                                                                      COMMON          OF CLASS
                         NAME AND ADDRESS                              STOCK       OUTSTANDING(1)
-------------------------------------------------------------------  ---------     --------------
Robert E. Lowder(2)................................................  1,437,409(3)       8.43%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder....................................................  1,099,649          6.45%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder...................................................  1,073,053          6.29%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated assuming the issuance of 767,571 shares of Common Stock pursuant to BancGroup's stock option plans.

(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers. Robert E. Lowder's mother, Catherine K. Lowder, owns 85,442 shares of Common Stock. Mr. Lowder disclaims any beneficial interest in such shares.

(3) Includes 90,510 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of September 19, 1996.

                                                                                     PERCENTAGE
                                                                    COMMON            OF CLASS
                              NAME                                   STOCK         OUTSTANDING(1)
-----------------------------------------------------------------  ---------       --------------
DIRECTORS
Young J. Boozer..................................................      7,146(2)             *
William Britton..................................................      6,808                *
Jerry J. Chesser.................................................     73,295                *
Augustus K. Clements, III........................................      9,476                *
Robert S. Craft..................................................      5,997                *
Patrick F. Dye...................................................     18,980(3)             *
Clinton O. Holdbrooks............................................    145,932(4)             *
D. B. Jones......................................................     10,064(5)             *
Harold D. King**.................................................     77,729                *
Robert E. Lowder**...............................................  1,437,409(6)          8.43%
John Ed Mathison.................................................     14,227                *
Milton E. McGregor...............................................          0                *
John C. H. Miller, Jr............................................     15,243(7)             *
Joe D. Mussafer..................................................     10,000                *
William E. Powell, III...........................................      6,959                *
Donald J. Prewitt***.............................................     88,544(8)             *
Jack H. Rainer...................................................      1,345                *
Frances E. Roper.................................................    182,034             1.07%
Ed V. Welch......................................................     14,825                *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III.............................................     22,914(2)(9)          *
W. Flake Oakley, IV..............................................     16,808(9)             *
Michael R. Holley................................................     21,337(9)             *
All Executive Officers and Directors as a Group..................  2,187,008(10)        12.82%

---------------

   * Represents less than one percent.

  ** Executive Officer.

 *** Mr. Prewitt was added as a director by resolution of the BancGroup Board on July 17, 1996. Mr. Prewitt was the Chairman of the Board of Southern Banking Corporation, Orlando, Florida, which was acquired by BancGroup on July 3, 1996. Mr. Prewitt is a real estate developer and is president of his own company, Land Sales of Central Florida, Inc., located in Orlando. Mr. Prewitt is also a director of Colonial Bank, Orlando, Florida.

 (1) Percentages are calculated assuming the issuance of 767,571 shares of Common Stock pursuant to BancGroup's stock option plans.

 (2) Includes 500 shares of Common Stock out of 1,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.

 (3) Includes 17,980 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.

 (4) Includes 12,262 shares of Common Stock subject to options under BancGroup's stock option plans, and 39,499 shares over which Mr. Holdbrooks serves as trustee.

 (5) Mr. Jones holds power to vote these shares as trustee.

 (6) These shares include 90,510 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."

 (7) Includes 5,000 shares subject to options.

 (8) Includes 35,504 shares subject to stock options.

 (9) Young J. Boozer, III, Michael R. Holley, and W. Flake Oakley, IV, hold options respecting 12,500, 10,000, and 8,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans.

(10) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1995, at items 10, 11, and 13 and is incorporated herein by reference.

CERTAIN REGULATORY CONSIDERATIONS

     BancGroup is a registered bank holding company subject to supervision and regulation by the Federal Reserve. As such, it is subject to the BHCA and many of the Federal Reserve's regulations promulgated thereunder. It is also subject to regulation by the OTS, as a savings and loan holding company, and by the Georgia Department of Banking and Finance. With the exception of OTS, Bankshares is subject to the same supervision and regulation.

     BancGroup's subsidiary banks (the "Subsidiary Banks") as well as the Bank are subject to supervision and examination by applicable federal and state banking agencies. The deposits of the Subsidiary Banks are insured by the FDIC to the extent provided by law. The FDIC assesses deposit insurance premiums the amount of which may, in the future, depend in part on the condition of the Subsidiary Banks. Moreover, the FDIC may terminate deposit insurance of the Subsidiary Banks under certain circumstances. Both the FDIC and the respective state regulatory authorities have jurisdiction over a number of the same matters, including lending decisions, branching and mergers.

     One limitation under the BHCA and the Federal Reserve's regulations requires that BancGroup obtain prior approval of the Federal Reserve before BancGroup acquires, directly or indirectly, more than five percent of any class of voting securities of another bank. Prior approval also must be obtained before BancGroup acquires all or substantially all of the assets of another bank, or before it merges or consolidates with another bank holding company. BancGroup may not engage in "non-banking" activities unless it demonstrates to the Federal Reserve's satisfaction that the activity in question is closely related to banking and a proper incident thereto. Because BancGroup is a registered bank holding company, persons seeking to acquire 25 percent or more of any class of its voting securities must receive the approval of the Federal Reserve. Similarly, under certain circumstances, persons seeking to acquire between 10 percent and 25 percent also may be required to obtain prior Federal Reserve approval.

     In 1989 Congress expressly authorized the acquisition of savings associations by bank holding companies. BancGroup must obtain the prior approval of the Federal Reserve and the OTS (among other agencies) before making such an acquisition and must demonstrate that the likely benefits to the public of the proposed transaction (such as greater convenience, increased competition, or gains in efficiency) outweigh potential burdens (such as an undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices).

     Following enactment in 1991 of the FDIC Improvement Act, banks now are subject to increased reporting requirements and more frequent examinations by the bank regulators. The agencies also now have the authority to dictate certain key decisions that formerly were left to management, including compensation standards, loan underwriting standards, asset growth, and payment of dividends. Failure to comply with these new standards, or failure to maintain capital above specified levels set by the regulators, could lead to the imposition of penalties or the forced resignation of management. If a bank becomes critically undercapitalized, the bank agencies have the authority to place an institution into receivership or require that the bank be sold to, or merged with, another financial institution.

     In September 1994 Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. This legislation, among other things, amended the BHCA to permit bank holding companies, subject to certain limitations, to acquire either control or substantial assets of a bank located in states other than that bank holding company's home state regardless of state law prohibitions. This legislation became effective on September 29, 1995. In addition, this legislation also amended the Federal Deposit Insurance Act to permit, beginning on June 1, 1997 (or earlier where state legislatures provide express authorization), the merger of insured banks with banks in other states.

     The officers and directors of BancGroup and the Subsidiary Banks are subject to numerous insider transactions restrictions, including limits on the amount and terms of transactions involving the Subsidiary Banks, on the one hand, and their principal stockholders, officers, directors, and affiliates on the other. There are a number of other laws that govern the relationship between the Subsidiary Banks and their customers. For instance, the Community Reinvestment Act is designed to encourage lending by banks to persons in low and moderate income areas. The Home Mortgage Disclosure Act and the Equal Credit Opportunity Act attempt to minimize lending decisions based on impermissible criteria, such as race or gender. The Truth-in-Lending Act and the Truth-in-Savings Act require banks to provide full disclosure of relevant terms related to loans and savings accounts, respectively. Anti-tying restrictions (which prohibit, for instance, conditioning the availability or terms of credit on the purchase of another banking product) further restrict the Subsidiary Banks' relationships with their customers.

     On September 30, 1996, Congress passed and the President signed a continuing resolution which directed the FDIC to set a one-time special assessment on SAIF-insured deposits in an amount sufficient to capitalize the Savings Association Insurance Fund ("SAIF") at the reserve level previously mandated by statute. The FDIC Board met on October 8, 1996, and set this special assessment at $0.657 per $100 of SAIF-insured deposits. Though the special assessment applies to SAIF-insured deposits, the special assessment, under the legislation enacted into law on September 30, 1996, will not be applied to 20% of those SAIF-insured deposits held by certain so-called Oakar and Sasser institutions. Thus, the special assessment's effective rate with respect to the SAIF-insured deposits in such institutions will be $0.525 per $100 of their SAIF-insured deposits. In addition, the legislation enacted by Congress provides that the annual $800-million FICO bond service will be shared by both BIF-insured institutions and SAIF-insured institutions. Prior to this legislation, this bond service was the obligation of SAIF members only. This sharing of the FICO bond service obligation, coupled with the capitalization of SAIF to the mandatory reserve level, will cause the regular SAIF deposit insurance premium rate to fall from $0.23 per $100 of SAIF-insured deposits to under $0.07, assuming the SAIF does not incur any large losses which would necessitate recapitalization of the Fund. The regular BIF deposit insurance premium rate will be under $0.02 per $100 of BIF-insured deposits. The differential between BIF and SAIF caused by the FICO bond service will terminate on December 31, 1999, after which time the FICO bond service will be divided on a strictly pro rata basis and SAIF and BIF rates will be equal unless one of the deposit insurance funds requires recapitalization. BIF and SAIF premium rates will be approximately $0.024 per $100 of deposits after December 31, 1999. In the event of a merger of the thrift and bank charters, the differential could be eliminated prior to December 31, 1999. The legislation also provides for a merger of SAIF and BIF if charter merger occurs. Such a merger of the funds, assuming a merger of the charters has taken place, would occur on January 1, 1999. BancGroup's subsidiary banks hold deposits which are insured by both SAIF and BIF. The SAIF-insured deposits in all of BancGroup's subsidiary institutions total approximately $850 million, before adjusting for certain allowances such as the 20 percent discount referenced above, which would be subject to the special assessment.

     It should be noted that supervision, regulation, and examination of BancGroup and the Subsidiary Banks are intended primarily for the protection of depositors, not stockholders.

                             BUSINESS OF BANKSHARES

GENERAL

     Bankshares is a bank holding company organized under the laws of Georgia with its principal executive office located in Dalton, Georgia. Bankshares operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of retail banking services through its three offices in Dalton/Whitfield County, Georgia. At June 30, 1996, Bankshares had total consolidated assets of approximately $139 million, total consolidated deposits of approximately $126 million and total consolidated stockholders' equity of approximately $10 million. Bankshares' principal executive office is located at 401 South Thornton Avenue, Dalton, Georgia 30722.

     Additional information with respect to Bankshares is included in documents incorporated by reference into this Prospectus. See "DOCUMENTS INCORPORATED BY REFERENCE."

PRINCIPAL HOLDERS OF BANKSHARES COMMON STOCK

     The following table sets forth the persons who beneficially owned, at October 1, 1996, more than five percent of outstanding shares of Bankshares Common Stock to the best information and knowledge of Bankshares. Unless otherwise indicated, each person is the record owner of and has sole voting and investment powers over his or her shares.

                                                                  AMOUNT AND NATURE OF
                        NAME AND ADDRESS                               BENEFICIAL           PERCENT
                      OF BENEFICIAL OWNER                             OWNERSHIP(1)          OF CLASS
----------------------------------------------------------------  ---------------------     --------
Clayton Causby..................................................         105,545(2)           15.06%
  605 Kenilworth Court
  Dalton, Georgia 30720
John W. Mashburn................................................          36,520               5.21%
  1710 Rio Vista Drive
  Dalton, Georgia 30720
Tom Peeples.....................................................          66,246(3)            9.45%
  604 Audubon Way
  Dalton, Georgia 30720.........................................

---------------

(1) The information shown above is based upon information furnished to Bankshares by the named persons. Information relating to beneficial ownership of Bankshares Common Stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of Bankshares Common Stock issuable upon exercise of the vested portion of any outstanding options held by the indicated named persons are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by those persons.
(2) Consists of (a) 49,445 shares owned of record by Mr. Causby, (b) 55,000 shares owned of record by Mr. Causby, as Trustee for Clayton Causby Co., Inc. Retirement Trust, and (c) 1,100 shares owned of record by Mr. Causby's spouse.
(3) Consists of (a) 57,396 shares owned of record by Mr. Peeples, (b) 4,425 shares owned of record by Mr. Peeples, as custodian for Willena M. Stanfield, (c) 4,425 shares owned of record by Mr. Peeples, as custodian for Sydni M. Peeples.

BANKSHARES COMMON STOCK OWNED BY MANAGEMENT

     The following table sets forth the number and percentage ownership of shares of Bankshares Common Stock beneficially owned by each director of Bankshares and by all directors and executive officers as a group, at October 1, 1996. Unless otherwise indicated, each person is the record owner of and has sole voting and investment powers over his or her shares.

                                                                   NUMBER OF SHARES        PERCENTAGE
                       NAME OF DIRECTOR                         BENEFICIALLY OWNED(1)       OF TOTAL
--------------------------------------------------------------  ----------------------     ----------
Charles Y. Allgood............................................           23,282(2)             3.24%
J. Raymond Bates, Jr..........................................            8,322(3)             1.18%
G. Thomas Boggs...............................................           11,000(4)             1.57%
Clayton Causby................................................          105,545(5)            15.06%
Robert S. Goodroe.............................................           11,000(6)             1.57%
Neil F. Houston...............................................            5,500(7)             0.78%
Lowell D. Kirkman.............................................            6,600(8)             0.94%
Stuart McFarland..............................................            5,022(9)             0.71%
Rick D. Myers.................................................            3,300(10)            0.47%
Tom Peeples...................................................           66,246(11)            9.45%
Jackson P. Turner.............................................            9,310(12)            1.31%
All directors and executive officers as a group (15
  persons)....................................................          277,247               39.39%

---------------

 (1) The information shown above is based upon information furnished to Bankshares by the named persons. Information relating to beneficial ownership of Bankshares Common Stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of Bankshares Common Stock issuable upon exercise of the vested portion of any outstanding options held by the indicated named persons are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by those persons.
 (2) Consists of (a) 5,500 shares owned of record by Mr. Allgood, (b) 110 shares owned of record by Mr. Allgood's spouse, (c) options to purchase an additional 15,400 shares, and (d) debentures convertible into an additional 2,272 shares. Mr. Allgood's address is 133 Huntington Road, Dalton, Georgia 30720.
 (3) Consists of (a) 2,750 shares owned of record by Mr. Bates, (b) 3,300 shares owned of record by Hardwick Bank, for the benefit of J. Raymond Bates, Jr. IRA, and (c) debentures convertible into an additional 2,272 shares. Mr. Bates' address is 505 W. Walnut Avenue, Dalton, Georgia 30720.
 (4) Consists of (a) 9,000 shares owned of record by Mr. Boggs, (b) 1,000 shares owned of record by Mr. Boggs, as custodian for Matthew J. Boggs, and (c) 1,000 shares owned of record by Mr. Boggs, as custodian for Mitchell T. Boggs. Mr. Boggs' address is 901 W. Walnut Avenue, Dalton, Georgia 30720.
 (5) Consists of (a) 49,445 shares owned of record by Mr. Causby, (b) 55,000 shares owned of record by Mr. Causby, as Trustee for Clayton Causby Co., Inc. Retirement Trust, and (c) 1,100 shares owned of record by Mr. Causby's spouse. Mr. Causby's address is 605 Kenilworth Court, Dalton, Georgia 30720.
 (6) Mr. Goodroe's address is 400 W. Mt. Haven Drive, Dalton, Georgia 30720.
 (7) Mr. Houston's address is 1925 Tiffany Lane, Dalton, Georgia 30720.
 (8) Mr. Kirkman's address is 712 Mt. Sinai Road, S., Dalton, Georgia 30720.

 (9) Consists of (a) 2,750 shares owned of record by Mr. McFarland jointly with his spouse, and (b) debentures owned jointly with Mr. McFarland's spouse convertible into an additional 2,272 shares. Mr. McFarland's address is 417
     W. Mt. Haven Drive, Dalton, Georgia 30720.
(10) Mr. Myers' address is 606 Valley Drive, Dalton, Georgia 30720.
(11) Consists of (a) 57,396 shares owned of record by Mr. Peeples, (b) 4,425 shares owned of record by Mr. Peeples, as custodian for Willena M. Stanfield, (c) 4,425 shares owned of record by Mr. Peeples, as custodian for Sydni M. Peeples. Mr. Peeple's address is 604 Audubon Way, Dalton, Georgia 30720.
(12) Consists of (a) 220 shares owned of record by Mr. Turner, (b) debentures convertible into an additional 4,545 shares, and (c) debentures owned by Mr. Turner's spouse convertible into an additional 4,545 shares. Mr. Turner's address is 405 Valley Drive, Dalton, Georgia.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Merger by Bankshares' shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of Bankshares Common Stock present in person or by proxy at the Special Meeting to approve the Merger, Bankshares' Board of Directors in its discretion may adjourn the Special Meeting to a later date provided a majority of the shares present at the Special Meeting have voted in favor of adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. If it is necessary to adjourn the Special Meeting and the adjournment is for a period of less than 120 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given to shareholders other than an announcement made at the Special Meeting. Proxies voted against the Merger and abstentions will not be voted to adjourn the Special Meeting.

     The effect of any such adjournment would be to permit Bankshares to solicit additional proxies for approval of the Merger. While such an adjournment would not invalidate any proxies previously filed, including those filed by shareholders voting against the Merger, it would afford Bankshares the opportunity to solicit additional proxies in favor of the Merger.

                                 OTHER MATTERS

     The Board of Directors of Bankshares is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Bankshares.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1997 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192, no later than 120 calendar days in advance of the date of March 18, 1997.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup and of Colonial Bank, is a partner. Such firm received fees for legal services performed in 1995 of $1,305,633. John C. H. Miller, Jr. owns 10,243 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1995 of $58,070.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for Bancgroup. The consolidated financial statements of Bancgroup and the supplemental consolidated financial statements of BancGroup, both as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Evans, Porter, Bryan & Co. serves as the independent accountants for Bankshares. The consolidated financial statements of Bankshares as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 that are incorporated by reference in this Prospectus in reliance upon the report of such firm, are given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF BANKSHARES PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF BANKSHARES PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                              D/W BANKSHARES, INC.

                                  DATED AS OF

                               SEPTEMBER 12, 1996

                               TABLE OF CONTENTS

CAPTION                                                                                   PAGE
-------                                                                                   ----
ARTICLE 1 -- NAME
  1.1     Name..........................................................................   A-1
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
  2.1     Applicable Law................................................................   A-1
  2.2     Corporate Existence...........................................................   A-1
  2.3     Articles of Incorporation and Bylaws..........................................   A-1
  2.4     Resulting Corporation's Officers and Board....................................   A-2
  2.5     Stockholder Approval..........................................................   A-2
  2.6     Further Acts..................................................................   A-2
  2.7     Effective Date and Closing....................................................   A-2
  2.8     Subsidiary Bank Merger........................................................   A-2
 ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
  3.1     Conversion of Acquired Corporation Stock......................................   A-2
  3.2     Surrender of Acquired Corporation Stock.......................................   A-3
  3.3     Fractional Shares.............................................................   A-4
  3.4     Adjustments...................................................................   A-4
  3.5     BancGroup Stock...............................................................   A-4
  3.6     Dissenting Rights.............................................................   A-4
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
  4.1     Organization..................................................................   A-4
  4.2     Capital Stock.................................................................   A-4
  4.3     Financial Statements; Taxes...................................................   A-4
  4.4     No Conflict with Other Instrument.............................................   A-5
  4.5     Absence of Material Adverse Change............................................   A-5
  4.6     Approval of Agreements........................................................   A-5
  4.7     Tax Treatment.................................................................   A-6
  4.8     Title and Related Matters.....................................................   A-6
  4.9     Subsidiaries..................................................................   A-6
  4.10    Contracts.....................................................................   A-6
  4.11    Litigation....................................................................   A-6
  4.12    Compliance....................................................................   A-6
  4.13    Registration Statement........................................................   A-7
  4.14    SEC Filings...................................................................   A-7
  4.15    Form S-4......................................................................   A-7
  4.16    Brokers.......................................................................   A-7
  4.17    Government Authorization......................................................   A-7
  4.18    Absence of Regulatory Communications..........................................   A-7
  4.19    Disclosure....................................................................   A-7
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION
  5.1     Organization..................................................................   A-8
  5.2     Capital Stock.................................................................   A-8
  5.3     Subsidiaries..................................................................   A-8
  5.4     Financial Statements; Taxes...................................................   A-8

CAPTION                                                                                   PAGE
-------                                                                                   ----
  5.5     Absence of Certain Changes or Events..........................................   A-9
  5.6     Title and Related Matters.....................................................  A-10
  5.7     Commitments...................................................................  A-10
  5.8     Charter and Bylaws............................................................  A-11
  5.9     Litigation....................................................................  A-11
  5.10    Material Contract Defaults....................................................  A-11
  5.11    No Conflict with Other Instrument.............................................  A-11
  5.12    Governmental Authorization....................................................  A-11
  5.13    Absence of Regulatory Communications..........................................  A-11
  5.14    Absence of Material Adverse Change............................................  A-12
  5.15    Insurance.....................................................................  A-12
  5.16    Pension and Employee Benefit Plans............................................  A-12
  5.17    Buy-Sell Agreement............................................................  A-12
  5.18    Brokers.......................................................................  A-12
  5.19    Approval of Agreements........................................................  A-12
  5.20    Disclosure....................................................................  A-13
  5.21    Registration Statement........................................................  A-13
  5.22    Loans; Adequacy of Allowance for Loan Losses..................................  A-13
  5.23    Environmental Matters.........................................................  A-13
  5.24    Transfer of Shares............................................................  A-13
  5.25    Collective Bargaining.........................................................  A-14
  5.26    Labor Disputes................................................................  A-14
  5.27    Derivative Contracts..........................................................  A-14
ARTICLE 6 -- ADDITIONAL COVENANTS
  6.1     Additional Covenants of BancGroup.............................................  A-14
  6.2     Additional Covenants of Acquired Corporation..................................  A-16
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
   7.1    Best Efforts; Cooperation.....................................................  A-18
   7.2    Press Release.................................................................  A-18
   7.3    Mutual Disclosure.............................................................  A-18
   7.4    Access to Properties and Records..............................................  A-18
   7.5    Notice of Adverse Changes.....................................................  A-19
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
   8.1    Approval by Shareholders......................................................  A-19
   8.2    Regulatory Authority Approval.................................................  A-19
   8.3    Litigation....................................................................  A-19
   8.4    Registration Statement........................................................  A-19
   8.5    Tax Opinion...................................................................  A-19
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
   9.1    Representations, Warranties and Covenants.....................................  A-20
   9.2    Adverse Changes...............................................................  A-20
   9.3    Closing Certificate...........................................................  A-20
   9.4    Opinion of Counsel............................................................  A-21
   9.5    Fairness Opinion..............................................................  A-21
   9.6    NYSE Listing..................................................................  A-21
   9.7    Other Matters.................................................................  A-21
   9.8    Material Events...............................................................  A-21

CAPTION                                                                                   PAGE
-------                                                                                   ----
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
 10.1     Representations, Warranties and Covenants.....................................  A-21
 10.2     Adverse Changes...............................................................  A-21
 10.3     Closing Certificate...........................................................  A-21
 10.4     Opinion of Counsel............................................................  A-22
 10.5     Controlling Shareholders......................................................  A-22
 10.6     Other Matters.................................................................  A-22
 10.7     Dissenters....................................................................  A-22
 10.8     Material Events...............................................................  A-22
 10.9     Severance Agreement...........................................................  A-22
 10.10    Pooling of Interests..........................................................  A-22
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES.............................  A-23
ARTICLE 12 -- NOTICES...................................................................  A-23
ARTICLE 13 -- AMENDMENT OR TERMINATION
  13.1    Amendment.....................................................................  A-23
  13.2    Termination...................................................................  A-23
  13.3    Damages.......................................................................  A-24
ARTICLE 14 -- DEFINITIONS...............................................................  A-24
ARTICLE 15 -- MISCELLANEOUS
  15.1    Expenses......................................................................  A-28
  15.2    Benefit.......................................................................  A-28
  15.3    Governing Law.................................................................  A-28
  15.4    Counterparts..................................................................  A-28
  15.5    Headings......................................................................  A-28
  15.6    Severability..................................................................  A-28
  15.7    Construction..................................................................  A-28
  15.8    Return of Information.........................................................  A-28
  15.9    Equitable Remedies............................................................  A-28
  15.10   Attorneys' Fees...............................................................  A-29
  15.11   No Waiver.....................................................................  A-29
  15.12   Remedies Cumulative...........................................................  A-29
  15.13   Entire Contract...............................................................  A-29

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 12th day of September, 1996, by and between D/W BANKSHARES, INC. ("Acquired Corporation"), a Georgia corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, Dalton/Whitfield Bank & Trust (the "Bank"), with its principal office in Dalton, Georgia; and

     WHEREAS, BancGroup is a bank holding company with subsidiary banks in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the GBCC. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the GBCC, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, this Agreement shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). The Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on the date that the Effective Date occurs or at such other place and time that the Parties may mutually agree.

     2.8 Subsidiary Bank Merger. BancGroup and Acquired Corporation anticipate that immediately after the Effective Date the Bank will merge with and into Colonial Bank, BancGroup's Georgia subsidiary bank. The exact timing and structure of such merger are not known at this time, and BancGroup in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup in the execution of appropriate documentation relating to such merger.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock.

     (a) On the Effective Date, each share of common stock of Acquired Corporation outstanding and held by Acquired Corporation's shareholders (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock at a per share price of $27.39 (the "Merger Consideration") as specified below. Specifically, each outstanding share of Acquired Corporation Stock shall (subject to section 3.3 hereof), be converted into such number of shares of BancGroup Common Stock equal to $27.39 divided by the Market Value. For purposes of this Agreement, "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) trading days ending on the trading day immediately preceding the Effective Date; provided, however, that regardless of the actual Market Value as calculated above. Market Value shall not be less than $29.75, nor more than $37.75. Accordingly, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 645,240 (based upon a minimum Market Value of $29.75) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 508,500 (based upon a maximum Market Value of $37.75) assuming 700,836 shares of Acquired Corporation common stock outstanding. To the extent that the number of shares of Acquired Corporation Stock may increase based upon the exercise of Acquired Corporation Options or the conversion of Acquired Corporation debentures, the aggregate number of shares of BancGroup Common

Stock to be issued in the Merger shall be increased with each share of Acquired Corporation Stock outstanding at the Effective Date exchanged for shares of BancGroup Common Stock equal to $27.39 divided by the Market Value.

     (b)(i) On the Effective Date, BancGroup shall assume all Acquired Corporation Options outstanding, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For purposes of this Agreement, the "Exchange Ratio" shall mean the result obtained by dividing $27.39 by the Market Value. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1 hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) As soon as practicable after the Effective Date, BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     (c) On the Effective Date, BancGroup will assume Acquired Corporation's Series A 7% Convertible Subordinated Debentures (the "Series A Debentures") respecting the issuance of 64,773 shares of Acquired Corporation common stock. Such debentures shall be convertible into shares of BancGroup Common Stock, with each share of Acquired Corporation common stock that would have been issued upon conversion of such debenture being convertible into such number of shares of BancGroup Common Stock equal to one share of Acquired Corporation common stock multiplied by the Exchange Ratio. No fractions of shares of BancGroup Common Stock will be issued upon conversion of such debentures, and any fractions to be issued shall be paid in cash as set forth in such debentures.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the GBCC, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Capital Stock.

     (a) The authorized capital stock of BancGroup consists of (A) 44,000,000 shares of Common Stock, $2.50 par value per share, of which as of August 13, 1996, 16,264,524 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup.

     (i) Consolidated balance sheets as of December 31, 1994, and December 31, 1995, and for the six months ended June 30, 1996;

     (ii) Consolidated statements of operations for each of the three years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996;

     (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996; and

     (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The executive committee of the board of directors of BancGroup has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement, and has agreed to recommend approval of this Agreement by BancGroup's Board of Directors. This Agreement constitutes the legal, valid and binding obligation of

BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, or to liquidate any Subsidiaries, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) 1995 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1996; and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1995. Since December 31, 1995, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Georgia corporation, and the Bank is a Georgia state bank. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of August 26, 1996, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $1.00 par value per share, 700,836 shares of which were issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 46,750 shares of its common stock which may be purchased at any time pursuant to stock options under its stock option plans and 64,773 shares of its common stock which may be issued upon the conversion of its Series A Debentures. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no operating subsidiaries of the Bank. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of August 26, 1996, there were 5,000,000 shares of the common stock, par value $1.00 per share, authorized of the Bank, 633,387 of which were issued and outstanding and wholly owned by Acquired Corporation.

     5.4 Financial Statements; Taxes. (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Consolidated statements of financial condition as of December 31, 1995 and 1994, and for the six months ended June 30, 1996;

          (ii) Consolidated statements of income for each of the three years ended December 31, 1995, 1994 and 1993, and for the six months ended June 30, 1996;

          (iii) Consolidated statements of stockholders' equity for each of the three years ended December 31, 1995, 1994, and 1993, and for the six months ended June 30, 1996; and

          (iv) Consolidated statements of cash flows for the three years ended December 31, 1995, 1994 and 1993, and for the six months ended June 30, 1996.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the six months ended June 30, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of Acquired Corporation Options, the Acquired Corporation's Series A Debentures;

     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

     (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, any of its outstanding securities;

     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

     (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

     (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

     (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

     (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

     (m) entered into any other material transaction other than in the ordinary course of business; or

     (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of the chief financial officer of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters.

     (a) Title. Acquired Corporation has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of June 30, 1996.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party,
(iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor is Acquired Corporation aware of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

     5.10 Material Contract Defaults. No Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. No Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans.

     (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. No Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the Dalton/Whitfield Bank & Trust 401(k) Profit Sharing Plan that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. T. Stephen Johnson & Associates, Inc. has represented the Acquired Corporation in connection with the transactions contemplated by this Agreement. Apart from the foregoing, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of or owned by any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and
(iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir.
1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which have not been obtained.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any of Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. BancGroup shall prepare and file promptly with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall prepare and file promptly all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement.

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company at Closing shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan or group dental plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan or group dental plan of the Resulting Corporation and its Subsidiaries. BancGroup shall be responsible for the provision of any continuation coverage to which an employee of any Acquired Corporation Company becomes entitled under section 4980B of the Code by virtue of a qualifying event occurring on or before the Effective Date until the earliest date that the coverage would cease under section 4980B(f)(2)(B) of the Code, with the understanding for purposes of making that determination that the Colonial Bank medical and dental plans are successor plans within the meaning of section 1.162-26, Q&A 38, Proposed Treasury Regulations.

          (g) Indemnification. (i) For a period of two years after the Effective Date, BancGroup shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Acquired Corporation Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by Acquired Corporation's Articles of Incorporation and Bylaws as in effect on the date hereof including provisions relating to advances of expenses incurred in the defense of any Litigation.

             (ii) BancGroup shall use its reasonable efforts to maintain Acquired Corporation's existing director's and officers' liability insurance policy (or a policy, including BancGroup's existing policy, providing at least comparable coverage) covering persons who are currently covered by such insurance for a period of three years after the Effective Date on terms no less favorable than those in effect on the date hereof, provided that BancGroup shall not be obligated to make annual premium payments in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Acquired Corporation's directors and officers, 150% of the annual premium payments on Acquired Corporation's current policy in effect as of the date of this Agreement.

             (iii) Any Indemnified Party wishing to claim indemnification under paragraph (i), upon learning of any such Liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date), (1) BancGroup shall have the right to assume the defense thereof and BancGroup shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that BancGroup shall be obligated pursuant to this paragraph (iii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (2) the Indemnified Parties will cooperate in the defense of any such Litigation, and (3) BancGroup shall not be liable for any settlement effected without its prior written consent; and provided further that BancGroup shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

             (iv) If BancGroup or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of BancGroup shall assume the obligations set forth in this
        Section 6.1(g).

             (v) In consideration of the indemnification obligations provided by BancGroup in this section 6.1(g), each director, former director and officer of the Acquired Corporation Companies shall have delivered to BancGroup a letter dated the date of this Agreement in form reasonably satisfactory to BancGroup concerning claims such directors and officers may have against any Acquired Corporation Company. In the letter, the directors, former directors and officers shall: (i) acknowledge the assumption by BancGroup of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 6.1(g)(i) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the foregoing clause (i)) against Acquired Corporation; (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than those referred to in the foregoing clause (i).

             (vi) Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g).

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

          (a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying
     (i) for pooling of interests accounting treatment or (ii) as a reorganization with the meaning of Section 368 of the Code.

          (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Until the termination of this Agreement, neither Acquired Corporation nor any of Acquired Corporation's directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, an Acquisition Proposal other than as contemplated by this Agreement. Acquired Corporation will notify BancGroup immediately if any such Acquisition Proposal is received by Acquired Corporation, if any such information is requested from Acquired Corporation, or if any such negotiations or discussions are sought to be initiated with Acquired Corporation, and Acquired Corporation shall instruct Acquired Corporation's officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to Acquired Corporation that it is required to do so in order to comply with its legal obligations. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted hereto with respect to any of the foregoing.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to support publicly the Merger, provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Acquired Corporation from fulfilling his fiduciary duty or from taking any action that is required by Law.

          (e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from certain of its shareholders substantially in the form set forth in Exhibit A.

          (f) Financial Statements.  Acquired Corporation shall furnish to
     BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (i.e., vice presidents and above) (each an "Executive") of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company, (ii) all Executives, at all times, shall honor their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Corporation shall inform BancGroup through its bank Subsidiary in Georgia regarding all of the Bank's loan requests over $250,000 that are not single family residential loans or any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized to the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup or which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup or which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 Fairness Opinion. Acquired Corporation shall have received prior to the mailing of the Proxy Statement from T. Stephen Johnson & Associates, Inc. a letter setting forth its opinion that the consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Date.

     9.6 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.7 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Powell, Goldstein, Frazer & Murphy, counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and the undersigned will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Severance Agreement. A severance agreement, in form and substance reasonably satisfactory to BancGroup, shall have been executed between BancGroup and Charles Y. Allgood, President of the Bank.

     10.10 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand, L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings in Articles 3 and 6 required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that Section 7.2, Article 11, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

          (a) If to Acquired Corporation to Charles Y. Allgood, President D/W Bankshares, Inc., P.O. Box 1929, Dalton, Georgia 30722-1929, facsimile
     (706) 275-0123, with copies to Kathryn L. Knudson, Powell, Goldstein, Frazer & Murphy, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, facsimile (404) 572-6999, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 800, Montgomery, Alabama, 36104, facsimile (334) 240-6040, with a copy to Michael D. Waters, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or
     Article 10 as to BancGroup shall not have been satisfied in full; or

          (d) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to May 31, 1997, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d).

     13.3 Damages. In the event of termination pursuant to section 13.2, Acquired Corporation and BancGroup shall not be liable for damages for any breach of warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 15.1 hereof.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation         D/W Bankshares, Inc., a Georgia corporation.

Acquired Corporation         Shall mean Acquired Corporation, the Bank, any
Company                      Subsidiary of Acquired Corporation or the Bank, or
                             any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation         Options respecting the issuance of Acquired
Options                      Corporation common stock pursuant to Acquired
                             Corporation's stock option plans.

Acquired Corporation Stock   Shares of common stock, par value $1.00 per share,
                             of Acquired Corporation.

Acquisition Proposal         Shall mean, with respect to a Party, any tender
                             offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement                    Shall mean this Agreement and Plan of Merger and
                             the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup                    The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank Dalton/Whitfield Bank & Trust, a Georgia state bank.

Closing The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

Code                         The Internal Revenue Code of 1986, as amended.

Common Stock                 BancGroup's Common Stock authorized and defined in
                             the restated certificate of incorporation of BancGroup, as amended.

Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL                         The Delaware General Corporation Law.

Effective Date               Means the date and time at which the Merger becomes
                             effective as defined in section 2.7 hereof.

Environmental Laws           Means the laws, regulations and governmental
                             requirements referred to in section 5.23 hereof.

ERISA                        The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio               The ratio obtained by dividing $27.39 by the Market
                             Value, as set forth in section 3.1(b)(i).

Exhibits A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

GBCC                         The Georgia Business Corporation Code

Knowledge                    Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General
                             Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Corporation and the Bank, in the case of knowledge of Acquired
                             Corporation.

Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability                    Any direct or indirect, primary or secondary,
                             liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation                   Any action, arbitration, complaint, criminal
                             prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property                Any property owned by the Party in question or by
                             any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect      On a Party shall mean an event, change or
                             occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this

                             Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration         The distribution of BancGroup Common Stock for each
                             share of Acquired Corporation Stock as provided in
                             section 3.1(a) hereof.

NYSE                         The New York Stock Exchange.

Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party Shall mean Acquired Corporation or BancGroup, and "Parties" shall mean both Acquired Corporation and BancGroup.

Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement              The proxy statement used by Acquired Corporation to
                             solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement       The registration statement on Form S-4, or such
                             other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired
                             Corporation, to register the shares of BancGroup
                             Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy
                             Statement.

Resulting Corporation        BancGroup, as the surviving corporation resulting
                             from the Merger.

SEC                          United States Securities and Exchange Commission.

Stockholders Meeting         The special meeting of stockholders of Acquired
                             Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries                 Shall mean all those corporations, banks,
                             associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes                 Means any federal, state, county, local, foreign,
                             and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act                     The Securities Act of 1933, as amended.

1934 Act                     The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Corporation and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. Except to the extent that the laws of the State of Georgia apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                 D/W BANKSHARES, INC.
/s/  RITA B. GRAY                       /s/  CHARLES Y. ALLGOOD
------------------------------------    ----------------------------------------
By:  Rita B. Gray                       By:  Charles Y. Allgood
Its:  Secretary                         Its:  President & CEO

(CORPORATE SEAL)

ATTEST:                                 THE COLONIAL BANCGROUP, INC.
/s/  TERESA SKIPPER                     /s/  W. FLAKE OAKLEY, IV
------------------------------------    ----------------------------------------
By:  Teresa Skipper                     By:  W. Flake Oakley, IV
Its:  Assistant Secretary               Its:  Chief Financial Officer

(CORPORATE SEAL)

                                                                      APPENDIX B

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 14-2-1301.  DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

SECTION 14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

SECTION 14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

SECTION 14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

SEC. 14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SEC. 14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

SECTION 14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

SECTION 14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3.  JUDICIAL APPRAISAL OF SHARES

SECTION 14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title-9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

SECTION 14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

SECTION 14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      APPENDIX C

October 18, 1996

Board of Directors
D/W Bankshares, Inc.
401 South Thornton Avenue
Dalton, Georgia 30720

Dear Directors:

     T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of D/W Bankshares, Inc. ("Bankshares") in connection with the proposed merger of Bankshares with and into The Colonial BancGroup, Inc. ("BancGroup"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 12, 1996 (the "Merger"). The Merger Agreement calls for each outstanding share of Bankshares' common stock to be converted into the right to receive that number of shares of BancGroup's common stock equal to $27.39 divided by the Market Value of that stock as defined in the Merger Agreement.

     TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of Southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of Southeastern financial institutions.

     In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Bankshares or of BancGroup or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Bankshares. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of October 15, 1996.

     In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Bankshares and BancGroup, the Merger, the Merger Agreement, national, state and local peer group information as well as publicly available information regarding actual comparable transactions.

     The merger consideration to be received by Bankshares' shareholders is set at $27.39 per share converted into the right to receive BancGroup common stock, subject to the Market Value of BancGroup stock, as defined in the Merger Agreement, being not less than $29.75 per share nor more than $37.75 per share. BancGroup's stock has consistently traded within this range during the last 52 weeks. Options outstanding at the effective date of the merger will be converted into options to purchase BancGroup stock on substantially the same terms, subject to the resulting exchange ratio. Bankshares' Series A 7% convertible subordinated debentures will be converted into BancGroup stock based upon the conversion agreement and the resulting exchange ratio.

     There are currently 700,836 shares of common stock outstanding with a book value as of September 30, 1996 of $15.59 per share. There are options outstanding for a total of 46,750 shares with an average exercise price of $9.09 per share. There are debentures outstanding convertible into 64,772 shares at a conversion price of $22.00 per share. On a fully converted basis, there would be 812,358 shares outstanding with a book value of $15.73 per share. Earnings for the first nine months totaled $1.21 million or $1.73 per share; $1.61 per share fully diluted (782,134 shares outstanding). Earnings for the last twelve months totaled $1.40 million or $2.00 per share; $1.79 per share fully diluted.

     The deal value per share has been established at $27.39. This deal value is
1.757 times current book value and 1.741 times fully converted book value. This deal value is 13.694 times last twelve months earnings per share and 15.283 times fully diluted earnings per share.

     TSJ&A reviewed the Merger as of October 11, 1996, for the purpose of determining purchase premiums which could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in 74 transactions that were announced between July 1, 1995 and October 11, 1996 involving selling commercial banks headquartered in the states of Alabama, Florida, Georgia and Tennessee. Of these transactions, nine involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total assets between $100 million and $200 million. A listing of these transactions is attached. The purchase premiums in the Merger rank within the range of purchase premiums paid in the comparable transactions. On average, the nine comparable transactions reported an announced deal price to book value of 1.646 times and an announced deal price to earnings of 14.36 times.

     Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Bankshares is fair from a financial point of view.

Sincerely,

T. Stephen Johnson & Associates, Inc.

                    DEALS ANNOUNCED FROM 7/1/95 TO 10/11/96

               TARGETS IN FLORIDA, GEORGIA, TENNESSEE AND ALABAMA
                 TARGETS ARE COMMERCIAL BANKS WITH TOTAL ASSETS
                     BETWEEN $100 MILLION AND $200 MILLION

                                                                   SELLER:     SELLER:
                                                                    TOTAL      EQTY/                                  ANN'D DEAL
                                                      BANK/ ST      ASSETS     ASSETS                               VALUE CONSIDER
         BUYER                    ST SELLER            THRIFT       ($000)      (%)        ANNOUNCE DATE STATUS        ($M) TYPE
------------------------   ------------------------   ---------    --------    ------    ------------------------   ---------------
Colonial BanGroup          AL Fort Brooke Bancorp     FL Bank       185,443     8.61     09/24/96 NonBinding        32.8 Com Stock
Eagle Bancshares           GA Southern Crescent       GA Bank       122,738     7.27     08/13/96 Pending           16.1 Com Stock
United Security Bank       AL First Bancshares        AL Bank       186,864     9.13     07/16/96 NonBinding        15.4 Com Stock
First Liberty Financial    GA Middle Georgia Bank     GA Bank       112,804     8.83     01/19/96 Pending           17.0 Com Stock
ABC Bancorp, Inc.          GA Southland Bancorp       AL Bank       102,336     7.03     12/19/95 Completed         11.2 Mixture
Regions Financial          AL Metro Financial         GA Bank       198,646     6.32     08/23/95 Completed         30.0 Com Stock
1st United Bancorp         FA American Bancorp        FL Bank       182,539     4.86     07/27/95 Completed         11.3 Com Stock
First Union Corp           NC Brentwood National      TN Bank       112,799    10.79     07/18/95 Completed         24.0 Mixture
Pioneer Bancshares         TN Sweetwater Valley       TN Bank       168,492    12.26     07/13/95 Completed         23.0 Com Stock
       AVERAGES:                                                   $152,518     8.34

                          ANN'D      ANN'D
                           DEAL     DEAL PR/
                          PR/BK      4-QTR
         BUYER             (%)      EPS (X)
------------------------  ------    --------
Colonial BanGroup         205.46      18.94
Eagle Bancshares          180.51      13.42
United Security Bank       92.96       5.43
First Liberty Financial   170.58      10.63
ABC Bancorp, Inc.         180.00      13.21
Regions Financial         216.49      19.01
1st United Bancorp        126.97        N/A
First Union Corp          197.14      22.86
Pioneer Bancshares        111.36      11.39
       AVERAGES:          164.61      14.36

                                             SOLICITED BY THE BOARD OF DIRECTORS
                                     PROXY

                              D/W BANKSHARES, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 18, 1996

    The undersigned hereby appoints Charles Y. Allgood and Rita B. Gray, and either of them, or such other persons as the board of directors of D/W Bankshares, Inc. ("Bankshares"), may designate, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Bankshares at the special meeting of stockholders to be held on December 18, 1996, and at any and all adjournments thereof.

1. To ratify and approve the Agreement and Plan of Merger dated as of September 12, 1996, pursuant to which Bankshares will be merged with and into The Colonial BancGroup, Inc.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

2. In their discretion, to vote on such other matters as may properly come before the meeting, but which are not now anticipated, and to vote upon matters incident to the conduct of the meeting.

(continued on reverse)

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANKSHARES AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING BUT WHICH ARE NOT NOW ANTICIPATED, AND TO VOTE UPON MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

                                          Dated:                          ,1996
                                                --------------------------

                                          Phone No.:
                                                    ----------------------------

                                          --------------------------------------
                                          (Signature of Stockholder)

                                          --------------------------------------
                                          (Signature of Stockholder, if more
                                          than one)

                                          Please sign exactly as your name
                                          appears on the envelope in which this
                                          material was mailed. If shares are
                                          held jointly, each stockholder must
                                          sign. Agents, executors,
                                          administrators, guardians and trustees
                                          must give full title as such.
                                          Corporations should sign by their
                                          president or authorized officer.